Exhibit 2.1

SHARE PURCHASE AGREEMENT
BETWEEN SYSTEMAX NETHERLANDS BV as Seller AND BECHTLE E-COMMERCE HOLDING AG as Buyer
30 July 2018

TABLE OF CONTENTS
CLAUSE    PAGE
1.DEFINITIONS AND INTERPRETATION    6
2.SALE AND PURCHASE OF THE SHARES    14
3.PURCHASE PRICE    14
3.1AMOUNT OF THE PURCHASE PRICE    14
3.2PAYMENT ON ACCOUNT OF THE PURCHASE PRICE    14
3.3DETERMINATION OF THE PURCHASE PRICE    15
3.4ADJUSTING PAYMENT    17
4.CONDITIONS PRECEDENT    17
5.PRE-CLOSING COVENANTS    19
5.1MANAGEMENT UP TO THE CLOSING DATE    19
5.2SELLER’S RECEIVABLES AND SELLER'S DEBTS    20
5.3COOPERATION    20
6.CLOSING    20
6.1CLOSING DATE    20
6.2ACTIONS TO BE TAKEN ON THE CLOSING DATE    21
6.3INTER-CONDITIONALITY    23
7.PRE- AND POST-CLOSING COVENANTS    23
7.1ACCESS TO RECORDS    23
7.2TAX MATTERS    24
7.3NON-INSURANCE    24
7.4CHANGE IN NAMES    24
7.5RELATIONS WITH MEMBERS OF THE SELLER’ S GROUP    25
7.6NON-COMPETITION    25
7.7NON-SOLICITATION    26
7.8EMPLOYMENT MATTERS    26
8.REPRESENTATIONS AND WARRANTIES OF THE BUYER    26
8.1.1Existence - Authorization    26
8.1.2No Bankruptcy    27
8.1.3Solvency    27
8.1.4Data protection    27
9.ACKNOWLEDGMENTS OF THE BUYER    27
10.REPRESENTATIONS AND WARRANTIES OF THE SELLER    28
10.1THE SELLER    28
10.1.1Existence - Capacity - Authorization    28
10.1.2No Bankruptcy; no profit distribution resolutions    29
10.1.3Title to the Shares    29
10.2THE COMPANY    29
10.3THE SUBSIDIARY    30
10.4ACCOUNTING MATTERS    31
10.5MATERIAL CONTRACTS    32
10.6INTELLECTUAL PROPERTY; BUSINESS SYSTEM    33
10.7REAL PROPERTY    34
10.8EMPLOYMENT    35
10.9TAX MATTERS    36
10.10INSURANCE    37
10.11LITIGATION    37
10.12INTERIM PERIOD - MANAGEMENT    37
10.13COMPLIANCE AND PERMITS    38
10.14TRANSACTION RELATED FEES    39
10.15SUBSIDIES    39
10.16ASSETS    39
10.17CORRECTNESS OF SELLER'S DUE DILIGENCE REPORT    40
10.18EXCLUSIVE REPRESENTATIONS AND WARRANTIES    40
11.INDEMNIFICATION BY THE SELLER    40
11.1INDEMNIFICATION    40
11.2CALCULATION OF AN INDEMNIFICATION    41
11.3EXCLUSIONS    42
11.4LIMITATIONS    43
11.5CLAIM NOTICES    43
11.6CLAIMS INVOLVING THIRD PARTIES    45
11.7DUTY TO MITIGATE    46
11.8COOPERATION    46
11.9PAYMENT    47
11.10RELEASE    47
11.11SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION    48
12.EMPLOYMENT LAW DISPUTES    48
13.CONFIDENTIALITY    49
14.STANDSTILL    50
15.NOTICES    51
16.SUBSTITUTION - ASSIGNMENT    53
17.GUARANTEE    53
18.TAXES - OTHER COSTS AND EXPENSES    54
19.MISCELLANEOUS    54
19.1FORMER DIRECTORS OF THE GROUP COMPANIES    54
19.2CALCULATION OF TIME PERIODS    55
19.3AMENDMENT - WAIVER    55
19.4INVALIDITY – ENTIRE AGREEMENT    55
19.5ABSENCE OF RENEGOTIATION    55
19.6SPECIFIC PERFORMANCE    56
20.GOVERNING LAW - DISPUTES    56

SHARE PURCHASE AGREEMENT dated 30 July 2018
BETWEEN

1.
Systemax Netherlands BV, a private company with limited liability organized under the laws of Netherlands, whose registered office is at Amsterdam, the Netherlands, and office address at Herengracht 500, 1017 CB Amsterdam, the Netherlands and which is registered with the Commerce and Companies Registry of the Netherlands under number 67872158, represented by Thomas Clark and Remko Van Roekel, duly authorized,

(the "Seller")
AND

2.
Bechtle E-Commerce Holding AG, a stock company (Aktiengesellschaft) organized under the laws of Germany with a share capital of EUR 18,000,000, whose registered office is at Bechtle Platz 1, D-74172 Neckarsulm, and which is registered with the Commerce and Companies Registry of the Local Court (Amtsgericht) of Stuttgart under number HRB 723688, represented by Mr. Jürgen Schäfer , duly authorized,

(the "Buyer")
The Seller and the Buyer are hereinafter referred to individually as a "Party" and collectively as the "Parties".

IN THE PRESENCE OF:

3.
Systemax Inc., a company organized under the Laws of the State of New York and listed with the New York Stock Exchange, having its registered office at 11 Harbor Park Drive, Port Washington, NY 11050 (United States of America), represented by Eric Lerner, duly authorized for the purpose hereof,

(the "Seller's Guarantor");
AND

4.
Bechtle AG, a stock company (Aktiengesellschaft) organized under the laws of Germany and listed with the Frankfurt Stock Exchange, whose registered office is at Bechtle Platz 1, D-74172 Neckarsulm, Germany, represented by Dr. Thomas Olemotz, duly authorized for the purposes hereof,

(the "Buyer's Guarantor"),
The Seller's Guarantor and the Buyer's Guarantor are hereinafter referred to individually as a "Guarantor" and collectively as the "Guarantors" and are signing this Agreement for the purpose of acknowledging their rights and obligations under the Agreement.
PREAMBLE

A.	All capitalized terms not otherwise defined in this preamble shall have the meaning ascribed to them in Clause 1.

B.
WStore Europe SAS is a société par actions simplifiée organized under the laws of France with a share capital of 955,825 euros, whose registered office is at 125 avenue du bois de la Pie, Zone de Paris Nord 2, 95 700 Roissy-en-France, and which is registered with the Commerce and Companies Registry of Pontoise under number 432 309 078 (the "Company").

C.	The Company, through its Subsidiary, is a value-added reseller of technology supplies, solutions and services (the "Business").

D.	The Seller is the owner of one hundred percent (100%) of the outstanding share capital and voting rights of the Company, represented by 91,803,333 ordinary shares (the "Shares").

E.	The Company is the owner of one hundred percent (100%) of the outstanding share capital and voting rights of the Subsidiary.

F.
The Buyer has, together with its financial, accounting, legal, tax, business and other professional advisers (the "Representatives"), carried out a detailed due diligence on the Company and its Subsidiary, consisting in particular in:

(i)	reviewing and analyzing financial and tax due diligence report dated 24 April 2018 relating to the Group issued by KPMG on behalf of the Seller (the "Seller's Due Diligence Report"); and

(ii)
reviewing and analyzing documents and information communicated to the Buyer and its Representatives or made available to them in a data room open on the Merrill website from 23 April 2018 to 9 July 2018 (the "Data Room") which are listed in the Index attached in Schedule A, provided that after 9 July 2018 the Data Room shall continue to be accessible for the period until Closing.

G.
The Buyer and its Representatives were further given access to the key managers of the Group Companies, and have more generally asked those questions and carried out those investigations, analysis and reviews as they deemed necessary or appropriate in relation to the activities, accounts, financial, labor, tax, insurance, legal affairs or other features of the Group Companies (together the "Due Diligence"). Further to the Due Diligence process, the Buyer has confirmed its interest in acquiring the Shares.

H.	The works council of the Subsidiary has delivered its opinion (avis) with respect to the contemplated transaction on 24 July 2018.

I.	The Seller's Guarantor is the parent company of the Seller and has agreed to guarantee certain of the obligations of the Seller under the Agreement, as specified in clause 17.

J.	The Buyer's Guarantor is the parent company of the Buyer and has agreed to guarantee certain of the obligations of the Buyer under the Agreement, as specified in clause 17.

K.	The Buyer is prepared to acquire the Shares from the Seller and the Seller is prepared to sell the Shares to the Buyer under the terms and conditions of the Agreement.
THE PARTIES AGREE AS FOLLOWS

1.	DEFINITIONS AND INTERPRETATION
For the purpose of the Agreement, the following capitalized terms shall have the following meanings which shall be equally applicable to the singular or plural forms of such terms and be interpreted, as appropriate, to include the masculine and feminine genders. Any French term in the Agreement shall supersede its English translation.
"Accounting Principles" means the accounting principles and methodologies as consistently applied by each of the Group Companies in compliance with the generally accepted accounting principles in the jurisdiction in France.
"Affiliate" means, in relation to any specified Entity, any Person that, directly or indirectly through one or more intermediary Entity(ies), Controls, or is Controlled by, or is under joint Control, with such Entity.
"Agreement" means this share purchase agreement and each of its Schedules, as such agreement may be amended from time to time.
"Annual Accounts" means the balance sheet and profit and loss accounts of each Group Company as of the Reference Date, which are attached hereto as Schedule B, which are, in each case, audited by Ernst and Young.
"Anti-Corruption Laws" has the meaning given to such term in Clause 10.13.
"Business" has the meaning given to such term in the Preamble hereto.
"Business Day" means any day (other than a Saturday or a Sunday) on which banks and financial markets are open in France and in Germany.
"Business Systems" has the meaning given to such term in Clause 10.6.
"Buyer" has the meaning given to such term in the description of the Parties.
"Buyer's Guarantor" has the meaning given to such term in the description of the Parties.
"Cap" has the meaning given to such term in Clause 11.4(b).
"Cash" has the meaning given to such term in Schedule 3.
"Claim" has the meaning given to such term in Clause 11.5.
"Claim Notice" has the meaning given to such term in Clause 11.5.
"Closing" means the consummation of the Sale by delivery of the documents and completion of the transactions referred to in Clause 6.2.
"Closing Accounts" means the consolidated financial statements of the Company and the Subsidiary as at the Closing Date, prepared for the purpose of calculating the Cash, the Debt and the Working Capital, in accordance with the United States Generally Accepted Accounting Principles (US GAAP). The Parties acknowledge and agree that the Closing Accounts are prepared in accordance with US GAAP whereas the Annual Accounts are prepared in accordance with the Accounting Principles.
"Closing Action" has the meaning given to such term in Clause 6.2.
"Closing Date" means the date on which the Closing occurs in accordance with Clause 6.1.
"Closing Deadline" means the date on which the Closing occurs in accordance with Clause 6.1.
"Closing Payment" has the meaning given to such term in Clause 3.2(b).
"Closing Statement" means the statement setting out the computation of the Cash, the Debt, the Target Working Capital and the Working Capital as of the Closing Date, and thereafter the Purchase Price.
"Company" has the meaning given to such term in the Preamble hereto.
"Competing Business" has the meaning given to such term in Clause 7.6(a).
"Conditions Precedent" has the meaning given to such term in Clause 4(a).
"Confidentiality Agreement" has the meaning given to such term in Clause 13(a).
"Control" has the meaning ascribed to it in Article L. 233‑3 of the French Commercial Code.
"Data Room" has the meaning given to such term in the Preamble hereto, it being specified that:

(i)	the content of the Data Room shall be registered on four (4) integrity protected USB drives, placed in an envelope closed, sealed and signed by the Buyer and the Seller; and

(ii)	each of the Buyer and the Seller as well as their respective legal counsels shall receive one (1) copy of such USB drives.
"Debt" has the meaning given to such term in Schedule 3.
"Demand for Guarantee" has the meaning given to such term in Clause 17(b).
"Dispute Notice" has the meaning given to such term in Clause 3.3.
"Disputed Items" has the meaning given to such term in Clause 3.3.
"Disclosed Information" means the documents, material, information of any nature whatsoever, relating to the Group fairly disclosed in all material respects to the Buyer and its Representatives either in the Agreement, the Schedules, in the Data Room which has been available by the Buyer from 23 April 2018 until 9 July 2018, or in the Seller's Due Diligence Report, in such manner to allow a reasonable person to identify the relevant facts, nature and scope of the matters disclosed, provided that with respect to the Data Room in addition "fairly disclosed" means that the documents in the Data Room must be stored in the Data Room folder where an experienced and diligent person would reasonably expect the relevant document to be.
"Draft Closing Accounts" has the meaning given to such term in Clause 3.3.
"Draft Closing Statement" has the meaning given to such term in Clause 3.3.
"Due Diligence" has the meaning given to such term in the Preamble hereto.
"Employees" means the employees of the Group Companies.
"Employee Benefit Plans" has the meaning given to such term in Clause 10.8.
"Enterprise Value" has the meaning given to such term in Clause 3.1.
"Entity" means any corporation, association, partnership, joint venture, limited liability, joint stock or other company, trust, organization, business or government or any governmental agency or political subdivision thereof.
"Estimated Cash" has the meaning given to such term in Clause 3.2.
"Estimated Debt" has the meaning given to such term in Clause 3.2.
"Estimated Purchase Price" has the meaning given to such term in Clause 3.2.
"Estimated Working Capital" has the meaning given to such term in Clause 3.2.
"Exchange Act" means the Securities Exchange Act of 1934.
"Exempted Claims" has the meaning given to such term in Clause 11.4.
"Expert" means 8Advisory which will have certified that it has no conflict of interest in connection with the mission provided for in Clause 3.3 or, if it is unwilling to act or incapable of acting, then:

(i)	the Buyer and the Seller shall use all reasonable endeavours to agree on the appointment of another independent accounting firm of international standing and reputation as Expert; or

(ii)
failing an agreement between the Buyer and the Seller on such designation within fifteen (15) Business Days, any of them may, via a "référé" Proceeding, request the President of the Commercial Court of Paris to appoint an independent accounting firm of international standing and reputation as Expert, each Party having the opportunity to be heard.

"Expiry Date" has the meaning given to such term in Clause 17.
"Foreign Investment Clearance" means the fact that, in accordance with the Foreign Investment Regulations, any Governmental Authority having jurisdiction thereon:

(i)	authorizes (including with requirements or conditions) the foreign investment resulting from the Sale; or

(ii)	does not prevent such investment within the applicable period, provided this is deemed to be an official waiver from such Governmental Authority under the applicable Foreign Investment Regulations; or

(iii)	decides that such investment falls outside the scope of the Foreign Investment Regulations.
"Foreign Investment Regulations" means articles L. 151-3 and R. 153-3 et seq. of the Code Monétaire et Financier  and any applicable Laws relating to investments made by foreign entities in France and pursuant to which the relevant Governmental Authority is required to authorize the foreign investment resulting from the Sale.
"Forward Looking Information" has the meaning given to such term in Clause 9.
"Fundamental Representations" shall mean the representations set forth in Clauses 10.1 (the Seller), 10.2 (the Company), 10.3 (the Subsidiary), 10.13(a) (Anti-Corruption Laws) and 10.13(b) (Sanctions Laws).
"GDPR" has the meaning given to such term in Clause 8.1.4.
"Governmental Authority" means any international, European, national or local body with executive, legislative, judicial, or administrative authority including any ministry, department, or organization with delegated authority from any of the above, as well as any judicial authority of competent jurisdiction.
"Governmental Authorization" means any license, certificate, approval, or other authorization, granted or issued by or under the authority of any Governmental Authority.
"Group" means the Company and the Subsidiary taken as a whole.
"Group Company" means any of the Company and the Subsidiary.
"Guaranteed Obligations" has the meaning given to such term in Clause 17(a).
"Guarantor" has the meaning given to such term in the description of the Parties.
"Indemnification" has the meaning given to such term in Clause 11.1.
"Insurance Policies" has the meaning given to such term in Clause 10.10.
"Intellectual Property Rights" means any and all rights and interests in or relating to any registered and unregistered patent, priority rights, trademark, logo, trade name, company name, registered and unregistered design rights, copyright, domain name, database rights, know-how, trade secrets and any applications for any of the forgoing, other than ordinary course shrink wrap software licenses and further excluding the right to use the brands and commercial names of suppliers to the Group Companies for the ordinary course business purposes of the Group Companies consistent with past practices.
"Key Employees" means the employees of the Group Companies that are entitled to an annual gross remuneration greater than seventy five thousand (75,000) Euros.
"Knowledge of the Seller" means the actual knowledge of Mr. Lawrence Reinhold, Mr. Thomas Axmacher, Mr. Thomas Clark, Mr. Jacques Théfo, Mr. Eric Trape, Mr. Laurent Courteaud, and Mrs. Isabelle Allegaert.
"Law" means any treaty, directive, law, statute, constitutional provision, decree, regulation, order, code, rule, ordinance, by-law, rule judgment, decision, injunction, permit, concession, grant, binding guideline or policy, requirement of, or other governmental restriction of or determination by, any Governmental Authority (including any judicial or administrative interpretation thereof), and other agreements between states, or between states and the European Union or other supranational authorities, and all other codes or all other laws of, or having effect in, any jurisdiction from time to time enacted prior to the date hereof.
"Licensed Listed IPR" has the meaning given to such term in Clause 10.6(a).
"Listed IPR" has the meaning given to such term in Clause 10.6(a).
"Loss" means any loss (préjudice), damages, liabilities, fines, penalties, interest on late payment of Taxes, charges, reasonable costs or expenses (including court costs and advisers’ fees), suffered or incurred by the Buyer or any of the Group Companies on the one hand, or by Seller on the other, excluding, for the avoidance of doubt, any loss of future revenues, income or profits, loss of opportunity (perte de chance) as well as punitive damages..
"Material Contracts" has the meaning given to such term in Clause 10.5(a).
"Merger Control Clearance" means the fact that, in accordance with the Merger Control Regulations, any Governmental Authority having jurisdiction thereon:

(i)	authorizes (including with conditions or obligations) the concentration resulting from the Sale; or

(ii)	does not prevent such concentration within the applicable waiting period which is deemed to be an official waiver from such Governmental Authority under the applicable Merger Control Regulations; or

(iii)	decides that such concentration falls outside the scope of the Merger Control Regulations.
"Merger Control Regulations" means any applicable merger control Laws pursuant to which the relevant Governmental Authority will be required to control the concentration resulting from the Sale in terms of its effect on the structure of the competition on the relevant markets.
"Notice" has the meaning given to such term in Clause 15.
"Official Announcement" has the meaning given to such term in Clause 13(c).
"Organizational Documents" means, for a given Entity, the articles of association, charter, by-laws, memorandum or certificate of incorporation, certificate of registration or similar documents necessary for the creation and/or maintenance of legal existence of such Entity under applicable Laws.
"Owned Listed IPR" has the meaning given to such term in Clause 10.6(a).
"Parties" has the meaning given to such term in the Preamble hereto.
"Permits" has the meaning given to such term in Clause 10.13.
"Permitted Liens" means any (a) retention of title right, lien, pledge or other security right in favor of a supplier, mechanic, workman, carrier and the like arising or incurred in the ordinary course of business, (b) statutory encumbrance or right of a third party created by operation of applicable Law with respect to a liability incurred in the ordinary course of business, (c) in the case of an agreement, (i) restriction (including an anti-assignment provision relating to the direct assignment of the relevant agreement) that is contained in the text of such agreement or (ii) Law prohibiting or invalidating the assignment of an agreement without the consent of its counterparty, (d) Liens specifically disclosed in the Annual Accounts, and (e) statutory liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which appropriate accruals or reserves have been established.
"Person" means any present or future individual or any Entity.
"Pre-Closing Statement" has the meaning given to such term in Clause 3.2.
"Purchase Price" has the meaning given to such term in Clause 3.1.
"Records" means any and all contracts, books, registers, minutes, accounts, or other written documents or written data.
"Reference Date" means 31 December 2017.
"Representatives" has the meaning given to such term in the Preamble hereto.
"Response Period" has the meaning given to such term in Clause 3.3.
"Roissy Lease Agreement" means the draft commercial lease agreement (draft dated June 14, 2018) to be entered into between the Subsidiary as lessee and Kensington France Logistics Propco I SNC as lessor relating to the premises located 125, avenue du Bois de la Pie, Roissy-en-France (95700) as set forth in Schedule 5.1(b)(i).
"Sale" means the sale of the Shares from the Seller to the Buyer upon the terms and conditions of the Agreement.
"Sanctions Laws" has the meaning given to such term in Clause 10.13.
"Sanctioned Country" has the meaning given to such term in Clause 10.13.
"Sanctioned Persons" has the meaning given to such term in Clause 10.13.
"Schedule(s)" means the Schedule(s) attached hereto and any attachment(s) thereto.
"Seller" has the meaning given to such term in the description of the Parties.
"Seller's Debts" means the aggregate amounts owed by the members of the Seller’s Group to the Group Companies as of the Closing Date pursuant to the intra-group arrangements listed in Schedule C, if any, it being understood that no commercial or financing debts are incurred by the Seller’s Group pursuant to any intragroup agreements.
"Seller's Due Diligence Report" has the meaning given to such term in the Preamble hereto.
"Seller's Guarantor" has the meaning given to such term in the description of the Parties.
"Seller's Group" means the Seller and any of its Affiliates, from time to time (but excluding any Group Company).
"Seller's Receivables" means the aggregate amounts owed by the Group Companies to the members of the Seller’s Group as of the Closing Date pursuant to the intra-group arrangements listed in Schedule C, if any, it being understood that no commercial or financing debts are incurred by the Group Companies pursuant to any intragroup agreements.
"Shares" has the meaning given to such term in the Preamble hereto.
"Signing Date" means the signature date of this Agreement.
"Subsidiary" means Inmac Wstore, a French société par actions simplifiée organized under the laws of France with a share capital of EUR 13,011,975, whose registered office is at 125 avenue du Bois de la Pie Paris Nord 2, 95700 Roissy en France, and which is registered with the Commerce and Companies Registry of Pontoise under number 388 055 493.
“Systemax Agreements” means those separate agreements entered into on November 30, 2017 between Systemax Inc. and each of Laurent Courteaud, Eric Trape, Isabelle Allegaert, and Jacques Thefo, respectively, as listed in Schedule 10.8(b).
"Updated Disclosed Information" has the meaning given to such term in Clause 11.10.
"Target Working Capital" has the meaning given to such term in Schedule 3;
"Taxes" means (i) all direct or indirect taxes, withholdings, duties, levies, fines, deductions, property taxes, local and assimilated taxes, business taxes (cotisation économique territoriale), stamp duties, value added taxes, custom and excise taxes, recycling charges (éco-participation) whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise and whatever the base on which they are assessed) and in respect of any Person, including the challenging of tax credits, (ii) all social contributions, including social security contribution (such as, in France, “Contribution Sociale Généralisée” and “Contribution au Remboursement de la Dette Sociale”), contributions paid to unemployment insurance agencies, and all other payroll taxes, (iii) all charges, costs, interest, surcharges and penalties assessed on any of the items listed in (i) and (ii) of the present definition, imposed by any Governmental Authority under applicable Laws.
"TSA" means the transitional services agreement to be entered into at the Closing Date by and between Systemax Inc. and Systemax Global Solutions as provider on one part and the Buyer on the other part, the agreed form of which is attached in Schedule D.
"Third Party" means any Person that is not a Party to the Agreement as they may be specifically referred to in the relevant sections of the Agreement, but excluding any Group Company, or any member of the Seller's Group or any Affiliate of the Buyer.
"Third Party Claim" has the meaning given to such term in Clause 11.5(c)(i).
"Working Capital" has the meaning given to such term in Schedule 3.
1.1    In the Agreement (unless the context requires otherwise):

(a)
The recitals, all Exhibits and Schedules (as well as any attachment thereto) annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(b)
Unless the context otherwise require, all references herein to "Clauses" and "Schedules" shall be deemed references to clauses and schedules to the Agreement. The descriptive headings to Clauses and Schedules are inserted for convenience only and shall have no legal effect.

(c)
Except when used with the word "either", the word "or" shall have a disjunctive and not alternative meaning (i.e. where two items or qualities are separated by the word "or", the existence of one item or quality shall not be deemed to be exclusive of the existence of the other and the word "or" shall be deemed to include the word "and").

(d)	Whenever used in the Agreement the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

(e)
Whenever used in the Agreement the words "hereof", "herein" and similar words shall be construed as references to the Agreement as a whole and not just to the particular Section or subsection in which the reference appears.

(f)	To the fullest extent permitted by applicable Law, each of the Parties hereby expressly waives the benefits of article 1602 of the French Civil Code.

(g)	any gender includes all genders, and the singular includes the plural (and vice versa);

(h)	any time of day or date is to that time or date in France;

(i)
days shall be to calendar days unless Business Days are specified (provided that articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein);

(j)
references to Laws includes reference to the Laws as amended or re‑enacted, any Laws which it amends or re‑enacts and any Laws made under or implementing it, in each case for the time being in force (whether before, on or after the date of the Agreement);

(k)
any reference in the Agreement to a clause or schedule, is to a clause of or schedule to the Agreement, any reference to a part or paragraph is to a part or paragraph of a schedule to the Agreement, any reference within a schedule to a part is to a part of that schedule, and any reference within a part of a schedule to a paragraph is to a paragraph of that part of that schedule;

(l)
any French legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than France, be deemed to include the specific term stated in the language of such other jurisdiction immediately after it or, if no such term is stated, what most nearly approximates to such French term in such other jurisdiction; and any reference to any specific French Law shall be deemed to include any equivalent or similar Law in any other jurisdiction;

(m)	any French term in the Agreement shall supersede its English translation; and

(n)
the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.2	If the Agreement is translated into any language other than English, and subject to clause 1.1(j), the English language text shall prevail.

1.3	The Agreement incorporates its preamble and the schedules to it, which form an integral part hereof.

1.4	The contents list, headings and any descriptive notes are for ease of reference only and shall not affect the construction or interpretation of the Agreement.

2.	SALE AND PURCHASE OF THE SHARES

(a)
Upon the terms and subject to the conditions of the Agreement, the Buyer shall purchase from the Seller, and the Seller shall sell to the Buyer, on the Closing Date, all of the Shares, free and clear of any Lien, for the Purchase Price specified in Clause 3.

(b)	As of the Closing Date, the Buyer shall have the full ownership of the Shares.

(c)
The sale and transfer of the Shares pursuant to this Agreement shall include all ancillary rights and benefits attached to the Shares, including voting, subscription, and dividend rights as well as other rights of distribution of profits.

3.	PURCHASE PRICE

3.1	AMOUNT OF THE PURCHASE PRICE
The total purchase price to be paid by the Buyer to the Seller for the Shares shall be equal to the result of the following formula (the "Purchase Price"):

(a)	211,200,000 Euros (the "Enterprise Value");

(b)	plus the Cash;

(c)	less the Debt; and

(d)	plus the amount of any excess in the Working Capital above the Target Working Capital or less the amount of any shortfall in the Working Capital below the Target Working Capital, as the case may be, which shall be finally determined and paid in accordance with Clause 3.3.

3.2	PAYMENT ON ACCOUNT OF THE PURCHASE PRICE

(a)
Pending the final determination of the Purchase Price in accordance with Clause 3.3, the Seller shall provide the Buyer, as close as reasonably practicable to, but no later than five (5) calendar days before the Closing Date, a statement (the "Pre-Closing Statement"), setting out:

(i)
in reasonable details the Seller's good faith estimates of the Cash, the Debt, and the Working Capital as of the Closing Date (the "Estimated Cash", the "Estimated Debt", and the "Estimated Working Capital" respectively) and the amount of the Target Working Capital, together with supporting schedules of the calculation thereof; and

(ii)	the Seller's good faith estimate of the estimated Purchase Price, which shall be equal to the result of the following formula (the "Estimated Purchase Price"):

(a)	the Enterprise Value;

(b)	plus the Estimated Cash;

(c)	less the Estimated Debt; and

(d)
plus the amount of any excess in the Estimated Working Capital above the Target Working Capital or less the amount of any shortfall in the Estimated Working Capital below the Target Working Capital, as the case may be.

(b)
The Target Working Capital shall be calculated as set forth in Schedule 3, provided that the monthly accounts of the Group Companies which serve as a basis for the calculation of the Target Working Capital shall be prepared in accordance with past practice and shall not be subject to determination by the Expert pursuant to Clause 3.3 save for fraud, manifest error, improper use of the definitions in Schedule 3 or computational error.

(c)
On the Closing Date, the Buyer shall pay the Estimated Purchase Price to the Seller to the extent that it does not exceed two hundred and forty million euros (EUR 240,000,000) (the "Closing Payment") on such bank account as shall have been notified by the Seller to the Buyer no later than five (5) Business Days prior to the Closing Date.

3.3	DETERMINATION OF THE PURCHASE PRICE

(a)
The Buyer shall use its best efforts to procure that the draft of the Closing Accounts is provided to the Seller within fifteen (15) Business Days after the Closing Date and shall in any event provide such document to the Seller no later than within thirty (30) Business Days after the Closing Date (the "Draft Closing Accounts") together with a statement setting out in reasonable details and with reasonable supporting documentation, the proposed computation of the Cash, the Debt, and the Working Capital as of the Closing Date, and therefore, of the Purchase Price (the "Draft Closing Statement").

(b)
Within twenty (20) Business Days after receipt of the Draft Closing Accounts and the Draft Closing Statement (the "Response Period"), the Seller may give notice to the Buyer disputing the Draft Closing Accounts and/or the Draft Closing Statement (a "Dispute Notice"), stating:

(i)	the item or items in dispute;

(ii)	the reasons for such dispute; and

(iii)
details of its proposed adjustments to the Draft Closing Accounts and/or its own computation of the Cash, the Debt, and the Working Capital estimates provided under Section 3.2(a), and therefore, of the Purchase Price.

All items that are not specifically disputed in the Dispute Notice shall be deemed agreed by the Parties.

(c)
The Buyer shall procure that each Group Company provides the Seller and its representatives with reasonable access during normal business hours to its accounting Records and personnel to facilitate the review and agreement or other determination of the Draft Closing Accounts and the Draft Closing Statement in accordance with Clause 7.1(a).

(d)	If a Dispute Notice is given within the Response Period:

(i)
the Buyer and the Seller shall endeavour to agree on, and finalize, the Draft Closing Accounts and the Draft Closing Statement in good faith and, failing such agreement in writing within thirty (30) Business Days of receipt of the Dispute Notice (or such later date as may be agreed in writing between the Buyer and the Seller), any item or items which then remain in dispute (the "Disputed Items") shall be referred for determination by an Expert in accordance with the provisions of paragraph (h) below, on the written request of either the Buyer or the Seller; and

(ii)
the Draft Closing Accounts and, where applicable, the Draft Closing Statement as adjusted to reflect any modifications agreed in writing between the Buyer and the Seller, or if applicable the Expert's determination pursuant to paragraph (h), shall constitute the Closing Accounts and the Closing Statements, respectively.

(e)
The Closing Accounts and the Closing Statement as constituted pursuant to paragraph (d)(ii) shall be final and binding on the Parties for the purposes of the Agreement, except in case of fraud or manifest error.

(f)	In connection with the Expert's mission, each of the Buyer and the Seller agrees to:

(i)
use its reasonable endeavours to appoint the Expert expeditiously following a written request to do so from the other and to agree the terms of engagement for the Expert within ten (10) Business Days of the Expert's selection or nomination;

(ii)
not unreasonably (having regard to the provisions of this clause) refuse its agreement to any terms of engagement proposed by the Expert (which may include a limitation on its liability at a level consistent with market practice at the relevant time);

(iii)
promptly (and in any event no later than fifteen (15) Business Days after the appointment of the Expert) provide the Expert with (i) the Draft Closing Accounts, the Draft Closing Statement and the Dispute Notice, as well as (ii) a written statement detailing the Disputed Items, its submission in relation to each item and the adjustments (if any) it proposes to the Draft Closing Accounts and to the Draft Closing Statement, together with copies of any supporting documents;

(iv)
fully co-operate with and provide the Expert with all information and documents in its possession and reasonably required to permit the Expert to perform its mission (and supply each other with a copy of anything provided by it or on its behalf to the Expert at the same time as it is provided to the Expert);

(v)	instruct the Expert to deliver its determination within thirty (30) Business Days of his appointment.

(g)
In addition, the Buyer shall procure that each Group Company provides the Expert with reasonable access during normal business hours and with a notice period of 48 hours to its accounting Records and personnel to facilitate the final determination of the Disputed Items.

(h)	The Expert shall act pursuant to the provisions of article 1592 of the French Civil Code:

(i)	conduct and deliver its determination in English;

(ii)
determine on the basis of all information, documents and materials before him what adjustments (if any) are in his professional opinion necessary to the amounts shown by the Draft Closing Accounts and the Draft Closing Statement in respect of each of the Disputed Items (exclusively), it being specified that in determining each Disputed Item, the Expert may not assign value to such Disputed Item greater than the highest value allowed to such Disputed Item by either the Seller or the Buyer or lesser than the lower value allowed to such Disputed Item by either the Seller or the Buyer; and

(iii)
notify the Buyer and the Seller of its final determination of the Disputed Items (and, therefore, of the Purchase Price) in a reasonably detailed written report as soon as practicable and, in any case, no later than thirty (30) Business Days after the date of its appointment.

(i)
Each Party shall bear the costs and expenses of all counsels and other advisers, witnesses and employees retained by it in connection with the final determination of the Purchase Price. The Expert's fees and expenses shall be borne equally by the Buyer and the Seller.

(j)	All matters relating to the Expert's determination shall be kept confidential by the Parties, the Guarantors and their respective affiliates and by the Expert.

3.4	ADJUSTING PAYMENT

(a)	Within three (3) Business Days of the agreement or determination of the Purchase Price in accordance with Clause 3.3:

(i)
if the Purchase Price exceeds the Closing Payment, the Buyer shall pay the difference to the Seller, on such bank account as shall have been notified by the Seller to the Buyer no later than five (5) Business Days prior to the Closing Date; or

(ii)
if the Purchase Price is less than the Closing Payment, the Seller shall repay the difference to the Buyer, on such bank account as shall have been notified by the Buyer to the Seller no later than five (5) Business Days prior to the Closing Date.

None of the adjustment payments, if any, as specified in Clause 3.4(a) shall bear interest except for the legal interest that would be applicable in the case of late payment as per paragraph (a).

(b)
The amount of the Purchase Price as determined pursuant to Clause 3.3 shall be final and binding on the Parties which expressly waive any rights whatsoever to dispute the determination of the computation of the Cash, the Debt, the Target Working Capital and the Working Capital, and therefore, the Purchase Price except in case of fraud or manifest error.

4.	CONDITIONS PRECEDENT

(a)	The obligation of the Parties to consummate the Sale is subject to the satisfaction of the following conditions at or prior to Closing (the "Conditions Precedent"):

(i)	the Merger Control Clearance in France having been obtained at or prior to Closing;

(ii)	the Foreign Investment Clearance in France having been obtained at or prior to Closing.

(b)	With respect to satisfaction of the Conditions Precedent, the Buyer agrees to:

(i)
within five (5) Business Days as from the date of the Agreement, and at its own expenses, make full and accurate filings with the relevant Governmental Authority in order to obtain the Merger Control Clearance and the Foreign Investment Clearance as quickly as possible;

(ii)	supply promptly any additional information and documents that may be requested by the relevant Governmental Authority;

(iii)	involve the Seller in the preparation of any filing or notification and in connection with any submission, investigation or inquiry;

(iv)
keep the Seller regularly informed of the status of these filings and inform promptly the Seller if it becomes aware of anything that could result in any of the Merger Control Clearance and the Foreign Investment Clearance being delayed or denied;

(v)
provide the Seller with a draft of each notification, submission, response or other communication (excluding communication of an administrative nature) which it proposes to submit to the Governmental Authority in due time to enable the Seller to review and comment them (save that in relation to all disclosures to the Seller under this clause business secrets and other confidential material may be redacted so long as the Buyer acts reasonably in identifying such material for redaction);

(vi)
provide, without delay, the Seller with all documents and information filed with or requested by the relevant Governmental Authority in connection with such filings (save that in relation to all filings to the Seller under this clause business secrets and other confidential material may be redacted so long as the Buyer acts reasonably in identifying such material for redaction);

(vii)
invite the Seller and its advisors to participate in any meetings or telephone conversations with the relevant Governmental Authority and submit any document to be handed to the relevant Governmental Authority to the Seller for its prior approval (such approval not to be unreasonably withheld, conditioned or delayed);

(viii)
give notice to the Seller, within two (2) Business Days of becoming aware of the same, of the satisfaction of the Conditions Precedent (including copies, if any, of the Merger Control Clearance and the Foreign Investment Clearance as soon as received from the relevant Governmental Authority);

(ix)
agree and comply with any reasonable condition or obligation imposed by the relevant Governmental Authority in connection with the granting of the Merger Control Clearance and the Foreign Investment Clearance, to the extent that the Buyer would not be obliged to accept any requests from the Governmental Authority that would have a material adverse impact on the business of the Buyer;

(x)
if prohibition is to be anticipated or is actually issued, the Buyer shall endeavor what can reasonably be expected to remedy the circumstances preventing the Merger Control Clearance and the Foreign Investment Clearance; and

(xi)	more generally, make its reasonable best efforts to ensure the satisfaction of the Conditions Precedent.

(c)
The Seller agrees to co-operate and do its reasonable best efforts to cause the relevant Group Companies to co-operate with the Buyer, upon its request, in providing to the Buyer such assistance as is reasonably necessary for the Buyer to make the relevant filings, it being however agreed that the satisfaction of the Conditions Precedent shall be the final and sole responsibility and obligation of the Buyer. Notwithstanding the generality of the preceding sentence, the Seller shall, and shall procure that the Group Companies shall, provide the Buyer and its legal advisors with all documents and information in its possession pertaining to the Group Companies, as applicable, if and to the extent such documents and information are reasonably necessary for the Buyer and its legal advisors to prepare the filings with the relevant Governmental Authority in order to obtain the Merger Control Clearance and the Foreign Investment Clearance.

(d)
The Conditions Precedent are for the benefit of the Buyer and of the Seller. The Buyer and the Seller may (to the extent permitted by Law) waive these conditions in whole or in part, by mutual written consent.

(e)	All costs and expenses incurred by the Parties in relation to the satisfaction of the Conditions Precedent shall be borne by the Buyer.

5.	PRE-CLOSING COVENANTS

5.1	MANAGEMENT UP TO THE CLOSING DATE

(a)
From the Signing Date until the Closing Date the Seller shall procure that the Group Companies do not take or commit to take any actions set forth in Clause 10.12 below except as otherwise provided hereunder.

(b)	Notwithstanding the provisions of Clause 5.1(a), the Seller and the Group Companies may undertake any of the following actions:

(i)
execution of the Roissy Lease Agreement substantially in the form set out in Schedule 5.1(b)(i), as amended as the case may be in the context of commercial negotiations conducted in the ordinary course of business, with the aim to agree on terms and conditions which are not less favourable than the terms and conditions in the current lease agreement (other than the amount of the lease), and in the corporate interest of the Group Companies;

(ii)	actions contemplated by the Agreement;

(iii)
actions required by any applicable Laws, required by any contractual obligations of the Group Companies entered into in the ordinary course of business, or required by the corporate and/or commercial interest of the Group Companies as a matter of urgency that it cannot be delayed to obtain the prior written consent from the Buyer; or

(iv)	actions to which the Buyer will have given its prior written consent.

(c)	For the purpose of any consent which shall be requested from the Buyer pursuant to this Clause, it is specifically agreed that:

(i)	Consent of Buyer shall in no event be unreasonably withheld or delayed, having due consideration for the interests of the Group Companies and of the Buyer;

(ii)
The Buyer hereby designates Mr. Jürgen Schäfer, Dr. Karl-Heinz Kramer and Mr. Stefan Sagowski, each individually, who shall have full capacity and right to give any such consents on behalf of the Buyer during the term of this Agreement;

(iii)
If, at the end of a period of ten (10) Business Days from the receipt by Buyer of any such written request for consent, the Buyer has not notified the Seller of its objection to the proposed action, the Buyer shall be deemed to have consented to such proposed action.

5.2	SELLER’S RECEIVABLES AND SELLER'S DEBTS

(a)	The Seller shall procure that neither the number nor the terms and conditions of the intra-group agreements listed in Schedule C shall be increased or amended after the Signing Date.

(b)
No later than five (5) Business Days prior to the Closing, the Seller shall deliver a written notice to the Buyer, setting forth each of the amounts of the Seller’s Receivables and of the Seller’s Debts to be repaid on Closing, together with information on the origin of such amounts and with details of the corresponding bank accounts of the members of the Seller’s Group or other Person on which repayments of the Seller's Receivables shall be made, if any.

(c)	On the Closing Date:

(i)
the Seller shall repay, or ensure the repayment by the relevant members of the Seller’s Group of, the amount of the Seller’s Debts to the relevant Group Companies in accordance with the notification referred to in Clause 5.2(b); and

(ii)
the Buyer shall repay, or ensure the repayment by the relevant Group Companies of, the amount of the Seller’s Receivables to the relevant member of the Seller’s Group in accordance with the notification referred to in Clause 5.2(b).

5.3	COOPERATION
The Parties agree to cooperate and to diligently proceed with any actions required to ensure satisfaction of the Conditions Precedent set forth in Clause 4 and more generally to ensure completion of all steps reasonably necessary in order for the Closing to take place in accordance with the terms of the Agreement.

6.	CLOSING

6.1	CLOSING DATE

(a)	The Closing shall take place at the offices of DLA Piper France LLP, located 27, rue Laffitte, 75009 Paris:

(i)	within five (5) Business Days as from the satisfaction or waiver of the Conditions Precedent set forth in Clause 4(a),

(ii)	on any other date as mutually agreed upon by the Parties, it being understood that the Parties shall make their best efforts so that the Closing occurs on October 15, 2019;
it being agreed that, for the purpose of the determination of the Purchase Price, the Closing is deemed to occur at 00:01 AM on any such day referred to above.

(b)	The date on which the Closing shall take place in accordance with Clause 6.1(a) is referred to herein as the "Closing Date".

(c)
If the Closing does not occur by January 31, 2019, or any other date mutually agreed upon between the Parties (the "Closing Deadline"), each Party shall have the right to terminate the Agreement by written notice to the other Party and in case of such termination this Agreement shall be automatically terminated as from the date specified in the termination notice (save for the obligations set forth in Clauses 13, 15, 16, 17, 19 and 20, as well as in this Clause 6.1, which shall survive such termination). In such event, if the Closing did not occur due to a breach by the Buyer of any of its obligations under the Agreement, the Buyer shall comply with its obligations set forth in Schedule 6.1.

6.2	ACTIONS TO BE TAKEN ON THE CLOSING DATE

(a)
On the Closing Date, all of the actions listed below (each a "Closing Action" and collectively, the "Closing Actions") shall be carried out by the relevant Parties. Each Closing Action will be conditional upon the occurrence of all of the others, so that if one of the Closing Actions is not taken by the relevant Party, the other Party shall be entitled to refuse to proceed with the Closing and shall incur no liability vis-à-vis the other Party in connection with such refusal, without prejudice to its right to seek and obtain from the defaulting Party any other remedy that may be available under applicable Law.

(b)	The Seller shall deliver to the Buyer, or cause to be delivered to the Buyer:

(i)	the share transfer form (ordre de mouvement) in favor of the Buyer for all the Shares, duly dated and executed by the Seller;

(ii)	three (3) original copies of the tax transfer form (formulaire cerfa n°2759 DGI) with respect to the transfer of the Shares, duly dated and executed by the Seller;

(iii)
the share transfer books (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Company duly written up-to-date and notably showing the recording of the transfer of the Shares by the Seller to the Buyer;

(iv)	the share transfer register (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Subsidiary;

(v)	the corporate books and records duly written up-to-date in respect of the Group Companies, including the shareholders’ meetings minute book of the Group Companies;

(vi)	one (1) original copy of the TSA duly signed by the Seller;

(vii)	original resignation letters of Mr. Lawrence Reinhold, Mr. Thomas Axmacher and Mr. Thomas Clark from their corporate offices of the Group Companies;

(viii)
a certificate, dated as of the Closing Date, confirming the termination, with effect as from the Closing Date, of all contracts listed in Schedule C entered into between the Group Companies and certain members of the Seller's Group, or, as the case may be, certified copies of the underlying termination documentation; and

(ix)	four (4) integrity protected USB drives of the Data Room, placed in an envelope closed, sealed and signed by the Seller.

(c)
The Seller shall also repay, or ensure the repayment by the relevant members of the Seller’s Group of, the amount of the Seller’s Debts to the relevant Group Companies in accordance with the notification referred to in Clause 5.2.

(d)	The Buyer shall:

(i)
pay the Closing Payment, to the Seller in immediately available funds by wire transfer to such bank account as shall have been notified by the Seller to the Buyer no later than five (5) Business Days prior to the Closing Date;

(ii)
repay, or ensure the repayment by the relevant Group Companies the amount of the Seller’s Receivables to the relevant member of the Seller’s Group in accordance with the notification referred to in Clause 5.2;

(iii)	deliver or cause to be delivered one (1) copy of the tax transfer form (formulaire cerfa n°2759 DGI) with respect to the transfer of the Shares duly dated and executed by the Buyer;

(iv)
provide evidence that the Buyer has subscribed or arranged for the subscription of, immediately after Closing having occurred, the Group Companies with effect as from the Closing Date to the relevant insurance policies subscribed with an insurance company to cover the Group Companies, their assets and their operations, under reasonable and market practice terms and conditions;

(v)
deliver a certificate and release dated as of the Closing Date whereby the Buyer and the Group Companies (and their respective affiliates) acknowledge and agree not to seek the liability of, and hereby releases therefrom upon the Closing, any Person serving or having served as a director, manager or corporate officer (mandataire social) of any Group Company and who is or was also employed by any Affiliate of Seller during such service with respect to any management decisions adopted by any of the Group Companies prior to the Closing Date, except for (i) claims based on wilful misconduct or criminal acts, and (ii) claims for breaches of contracts in place between the respective person named hereinabove and any of the Group Companies, and in all cases without prejudice of the rights of the Group Companies to benefit from the D&O insurance coverage;

(vi)	sign the envelopes which contain the USB drives of the Data Room and acknowledge receipt of two (2) of such protected USB drives ; and

(vii)	deliver or cause to be delivered one (1) original copy of the TSA duly signed by the Company.

(e)
All Closing Actions may be waived, in whole or in part, at any time by mutual written agreement of the Seller and the Buyer. The Seller shall be entitled to unilaterally waive, in whole or in part each of the Closing Actions set forth in Clause 6.2(d) any time by giving written notice to the Buyer to such effect, and the Buyer shall be entitled to unilaterally waive, in whole or in part each of the Closing Actions set forth in Clause 6.2(b) and Clause 6.2(c). The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Closing Date and, unless otherwise agreed, shall not limit or prejudice any claims that a Party may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement.

6.3	INTER-CONDITIONALITY
The effectiveness of the actions taken by a Party pursuant to Clause 6.2 is conditional upon the other Party duly taking the actions required to be taken by it pursuant to said Clause. All matters of the Closing will be considered to take place simultaneously and no matter or action required to be completed at or in connection with the Closing will be deemed complete until all transactions and deliveries of documents required to be completed at or in connection with the Closing are completed.

7.	PRE- AND POST-CLOSING COVENANTS

7.1	ACCESS TO RECORDS

(a)
The Buyer shall give, and shall if and to the extent legally permissible and within the control of the Buyer cause the Group Companies to give, the Seller and its advisors, auditors and representatives (subject to customary confidentiality undertakings and subject to an undertaking in favour of the Group Companies to reimburse any and all costs and expenses incurred by them in connection with such access) reasonable access (including the right to take copies and staff assistance), during normal business hours and with a notification period of at least 48 hours, such notification to be sent to the Buyer, to the Records relating to the Group Companies as may be necessary for the Seller to prepare its tax returns and financial statements and to handle any claims or proceedings, of any nature whatsoever, or any investigations by any Governmental Authority, in each case relating to the period before Closing and in relation to a Third Party Claim subject to the provisions of Clause 11.6. For the avoidance of doubt, the Buyer undertakes to give to the Seller reasonable access to the Records to handle any claims in connection with the Tax Indemnification and/or the Employment Disputes.

In particular, the Buyer shall allow the Seller to have access to the SAP system implemented within the Group Companies in order to review the Records of the Group Companies for financial reporting, tax purposes, and for the purpose of reviewing the Draft Closing Statements and the Draft Closing Accounts in accordance with Clause 3.3(c) as of the Closing Date.

(b)
The Buyer shall not, and shall if and to the extent legally permissible and within the control of the Buyer ensure that the Group Companies do not, destroy or otherwise dispose of such Records (and any copies of such Records) without the prior written consent of the Seller, such consent not to be unreasonably withheld, conditioned or delayed. The Seller shall have the opportunity to remove and retain any of such Records at its own costs.

(c)	The undertakings contained in Clauses 7.1(a) above shall survive until the later of:

(i)
the expiration of a period of three (3) years as from the end of calendar year 2018 (plus, for each given Group Company, any additional time during which such Group Company is subject to an on-going litigation, audit or investigation by any Governmental Authority with respect to any period prior to the Closing Date, or such period is otherwise open to assessment, audit or investigation by such Governmental Authority); or

(ii)	the expiration of the period required by any applicable Law to retain the Records.

7.2	TAX MATTERS

(a)
The Buyer acknowledges and agrees that, as from the Closing Date, the relevant Group Company shall prepare and file or caused to be prepared and filed all Tax returns of the Group Companies required to be filed by applicable Laws after the Closing Date including the Tax returns of the Group Companies for the fiscal year ending on December 31st 2018 and shall provide the Seller with the right to review and comment (and Buyer shall consider in good faith any timely reasonable comments) to such Tax Returns.

(b)
The Buyer acknowledges and agrees that, as from the Closing Date, the relevant Group Company shall be responsible and shall cause the Group Companies to pay to the Governmental Authority all Taxes due and payable by the Group Companies as from the Closing Date save as otherwise provided for in the Agreement with respect to matters covered by an Indemnification in Clause 11.1.

7.3	NON-INSURANCE
The Buyer acknowledges and agrees (on its behalf and for the period after the Closing Date also on behalf of the Group Companies) that, as from the Closing Date, all insurance coverage provided in relation to the business of the Group Companies pursuant to policies maintained by the Seller or any member of the Seller's Group shall cease to the extent that they will no longer be affiliated entities or subsidiaries of the Seller's Guarantor following Closing and that unless otherwise provided by Law no further coverage shall be available to any of the Group Companies under any such policies. The Seller hereby covenants and agrees (on its behalf and on behalf of the members of the Seller's Group) that the insurance coverage provided in relation to the business of the Group Companies pursuant to policies will be maintained by the Seller's Guarantor as of the Closing Date and will not be terminated by the Seller or any member of the Seller's Group prior to the next relevant contractual termination or non-renewal date.

7.4	CHANGE IN NAMES

(a)
Except as permitted pursuant to Clause 7.4(b), after the Closing Date, the Group Companies shall not hold itself out as continuing to be owned by the Seller or the members of the Seller’s Group and the Buyer shall cease, and shall cause the Group Companies to cease the use distribution or display, in each case in any manner whatsoever, of any trade or service marks, trade or service names or logos including the word "Systemax".

(b)
As soon as reasonably practicable after the Closing Date, but in any event no later than thirty (30) days from the Closing Date, the Buyer shall, and shall cause the Group Companies to, remove or cover the word "Systemax" and any trademarks, trade names, brand marks, brand names, trade dress or logos relating to such name from all signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Group Companies.

7.5	RELATIONS WITH MEMBERS OF THE SELLER’ S GROUP
The Buyer acknowledges and agrees (on its behalf and, for the period after the Closing Date, on behalf of any Group Company) that, upon Closing all contracts listed in Schedule C entered into between certain members of the Group Companies and certain members of the Seller's Group will be terminated with effect as from the Closing Date at no cost to any member of the Seller’s Group or to any of the Group Companies (other than those provided in the relevant agreements, and other than the cost of the Group Companies sourcing such services for themselves and/or costs incurred by the Group Companies under the TSA).

7.6	NON-COMPETITION

(a)
For a period of twenty-four (24) months from and after the Closing Date, the Seller shall not and shall cause the members of the Seller’s Group not to, directly or indirectly, either individually or acting in concert with, or on behalf of another Person, engage in, or be engaged, concerned or interested in, any activities which would compete with the Business as it is operated on the Closing Date (the "Competing Business"), in France and Belgium, including by investing in any company that is engaged in the Competing Business.

(b)	It is however specified that this Clause 7.6 shall not prevent any member of the Seller’s Group:

(i)
from being directly or indirectly, either individually or acting in concert with, or on behalf of another Person, engaged, concerned or interested in, any activities in the industrial supplies sector (for the avoidance of doubt, business other than the Business as consistently operated by the Group Companies) including by investing in any company that is engaged in this business;

(ii)
from acquiring up to five percent (5%) of the stock of any publicly-held company whose stock is traded on a regulated market, the activities of which, in the Competing Business, generate a gross revenue lower than the lesser of (x) twenty five percent (25%) of the company’s gross revenues in the aggregate and (y) a gross revenue equal to EUR 10,000,000, in both cases for the most recent fiscal year;

(iii)
from acquiring all or part of the stock of any company or any business (excluding any company set forth in §(ii) above) the activities of which, in the Competing Business, generate a gross revenue lower than the lesser of (x) ten percent (10%) of the company’s gross revenues in the aggregate and (y) a gross revenue equal to EUR 10,000,000, in both cases for the most recent fiscal year; or

(iv)
from performing its obligations or benefiting from its rights under the Agreement or any other agreement with the Buyer or any of the Group Companies to be entered into as a consequence of the Agreement.

(c)	The Seller and the Seller's Guarantor hereby declare that they have no intent to engage in any Competing Business, including in any of the measures set forth in Clause 7.6(b)(i) to (iii).

7.7	NON-SOLICITATION
During the period commencing on the Closing Date and ending twenty-four (24) months after the Closing Date, the Seller hereby undertakes that it shall not, and shall procure that each member of the Seller’s Group shall not, directly or indirectly, either individually or acting in concert with, or on behalf of, another Person, enter into any employment agreement or similar agreement (including contract for services) or agree to enter into any such agreement with any Person who is, at the Signing Date, a Key Employee of the Group Companies, other than any such Key Employee who has been terminated without cause (sans cause réelle et sérieuse) by any of the Group Companies or Buyer.

7.8	EMPLOYMENT MATTERS
The Buyer hereby declares that its current intent and its intent as at the Closing Date is (i) to maintain in place compensation plans, collective agreements, working time organization, internal practices and any arrangements for the benefit of the Employees as disclosed in the Data Room and that are at least as favorable to such Employees as those plans, agreements and arrangements in effect at the Closing Date, provided, however, that the foregoing shall not prohibit the Buyer from improving any commission plans for the benefit of the Employees, and (ii) not to voluntarily change the location of any Employees' location of employment as located as of the Closing Date without the worker's council consultation, if required.

8.	REPRESENTATIONS AND WARRANTIES OF THE BUYER
8.1    The Buyer represents and warrants to the Seller as of the Signing Date and as of the Closing Date as follows:

8.1.1	Existence - Authorization

(a)
The Buyer is duly organized and validly incorporated under the Laws of its jurisdiction, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted.

(b)	The Buyer has all requisite corporate capacity and right to enter into the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(c)
The Agreement has been duly authorized by any and all relevant corporate bodies of the Buyer (and, to the extent required, of Affiliates of the Buyer), and duly executed by the Buyer and constitutes and shall constitute the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

(d)
No Governmental Authorization is required to be obtained by the Buyer or any of its Affiliates prior to the Closing in connection with the signing of the Agreement or the consummation of any of the transactions contemplated by the Agreement, except for the Merger Control Clearance and the Foreign Investment Clearance.

(e)
The execution of the Agreement by the Buyer and the performance of its obligations there under do not, and will not, conflict with, or constitute a breach of any Law, agreement, or other obligation to which the Buyer is subject.

8.1.2	No Bankruptcy
The Buyer represents that it is not insolvent under applicable Laws nor subject to any bankruptcy or similar proceedings under any applicable Laws.

8.1.3	Solvency
Assuming the accuracy, in all material respects, of the representations and warranties of the Seller set forth in Clause 10, immediately after the Closing, each of the Group Companies will be able to pay its debts as they become due and will have assets with a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature, provided, however, that the Buyer shall have no obligation to make any funds or incremental capital available to any of the Group Companies. The Buyer is not entering into the Sale with the intent to hinder, delay or defraud either present or future creditors of any Group Company.

8.1.4	Data protection
The Buyer is not entering into the Sale with the intent to breach the General Data Protection Regulation (EU) 2016/679 ("GDPR") obligations, website privacy and employee policies and it is the Buyer's intent to ensure, to the extend legally permissible and under the control of the Buyer, to (i) protect personal information held by the Group Companies by security safeguards appropriate to the sensitivity of the personal information; (ii) give effect to any withdrawal of consent of an individual about whom such personal information relates; and (iii) if required under any Laws, notify, at Buyer’s sole expense, individuals about whom such personal information relates that the Group Companies holding their personal information have been acquired and information about the Buyer’s practices in relation to the collection, use and disclosure of personal information.
8.2    The aggregate amount of indemnification or other liability for which the Buyer may be liable under Clause 8.1 shall in any circumstances be limited to an amount not greater than the Purchase Price.
The representations and warranties and indemnification obligations of the Buyer set forth in Clause 8.1.1 and 8.1.2 shall survive the Closing and shall continue to be in full force and effect with regard to claims for a breach of Buyer's representations and warranties after the expiry of a period of five (5) years from the Closing Date.
The representations and warranties and indemnification obligations of the Buyer set forth in Clause 8.1.3 to 8.1.4 shall survive the Closing and shall continue to be in full force and effect with regard to claims for a breach of Buyer's representations and warranties after the expiry of a period of eighteen (18) months from the Closing Date.

9.	ACKNOWLEDGMENTS OF THE BUYER

(a)
The Seller has disclosed to the Buyer as well as to its advisors, the Disclosed Information which includes, among others, legal, financial, accounting and commercial matters regarding the Group. In that respect, the Seller has given to the Buyer the opportunity to attend meetings with and to ask questions to the respective representatives, employees and advisors of the Group Companies, and to acquire all requested information about the Business conducted by the Group.

(b)
In connection with the Buyer's investigation of the Group Companies, the Buyer has received from the Seller and its representatives certain projections, estimates and other forecasts and certain business plan information on the Group Companies (collectively, "Forward Looking Information"). The Buyer acknowledges that there are uncertainties inherent in attempting to make such Forward Looking Information, that it is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of the Forward Looking Information and any use of or reliance by the Buyer on the Forward Looking Information shall be at its sole risk, and without limiting any other provisions herein, that the Buyer shall have no claim against anyone with respect to such Forward Looking Information. Accordingly, the Buyer acknowledges that the Seller, the Group Companies and each of their respective Affiliates, officers, directors, employees, agents and representatives, do not make any representation or warranty to the Buyer, express or implied with respect to the Forward Looking Information.

(c)
Having reviewed and verified the Disclosed Information, the Buyer (i) confirms that it is capable of evaluating the merits and risks of its purchase of the Shares and (ii) declares that it has decided to purchase the Shares in its capacity as professional experienced in the acquisition of companies, in particular in order to (a) determine the fair market value of the Group Companies and of the Shares, (b) assess the existing assets and liabilities of the Group Companies and (c) finalize the terms of its offer to acquire the Shares. The Buyer declares and warrants to the Seller that it is taking full responsibility of its decision to purchase the Shares in consideration of the payment of the Purchase Price, provided, however, that nothing in this Clause 9 shall limit or otherwise prejudice any rights or claims the Buyer may have under or in connection with the Agreement.

(d)	The Buyer hereby represents that on the Signing Date, it is not aware of any facts or events which would or could qualify as a Claim against the Seller based on the Disclosed Information.

(e)
The Buyer acknowledges that the representations and warranties contained in Clause 10 or elsewhere in the Agreement are the only representations and warranties of the Seller on which the Buyer may rely, or has relied, in entering into the Agreement.

10.	REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to the Buyer as of the Signing Date, and if applicable as of such other date as is expressly stated in the relevant Seller's representation or warranty, as follows:

10.1	THE SELLER
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:

10.1.1	Existence - Capacity - Authorization

(a)
The Seller is duly organized and validly incorporated under the Laws of The Netherlands, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted, and has all requisite capacity and right to enter into the Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)
The Agreement has been duly authorized by any and all relevant corporate bodies of the Seller (and, to the extent required, of Affiliates of the Seller), and duly executed and delivered by the Seller and constitutes and shall constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms except as may be limited by insolvency or bankruptcy proceedings (faillite), reprieve from payment (sursis de payment), or other similar legal requirements limiting creditors' rights generally.

(c)
The execution of the Agreement by the Seller and the performance of its obligations hereunder do not conflict with, or constitute a breach of, any Law to which the Seller is subject, other than any such breach as would not hinder or delay Closing.

10.1.2	No Bankruptcy; no profit distribution resolutions

(a)
The Seller represents that it is not insolvent (en état de cessation de paiements) nor subject to any bankruptcy or insolvency proceedings under any applicable Laws and there is no obligation to initiate such proceedings.

(b)
As of the Closing Date, any and all payment obligations attached to the Shares, including dividend rights and other rights of distribution of profits granted prior to the Closing Date, have been fully fulfilled.

10.1.3	Title to the Shares

(a)	The Seller represents that it has full and valid title to the Shares. The statements in Preamble D are true and correct.

(b)	The Shares are free and clear of any Lien.

(c)
The Seller is not a party to any option, warrant, purchase right, pre-emptive rights, rights of first refusal or other contract or commitment that requires it to sell, transfer or otherwise dispose of any capital stock of the Company, and there are no arrangements in place with any Person which would entitle such Person to lawfully request any payment or make any other claim against the Company or gives such person any other right with regard to the Shares resulting from the sale and transfer of the Shares to the Buyer.

10.2	THE COMPANY
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:

(a)
The Company is duly organized and validly incorporated under the Laws of France, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted. The statements in Preamble B are true and correct.

(b)
The Seller has made available to the Buyer accurate and complete copies of the Organizational Documents of the Company, as amended to the date of this Agreement. The Company is not in violation of any term of its Organizational Documents, as amended to the date of this Agreement.

(c)
The Company is not insolvent (en état de cessation de paiements) nor subject to any bankruptcy or insolvency proceedings under any applicable Laws and there is no obligation to initiate such proceedings.

(d)
All the Shares have been fully paid up and validly issued. All the Shares have equal voting rights and each such Share entitles its holder to dividends in proportion to the percentage of share capital it represents. The Company has not issued any preferred shares.

(e)
The Shares represent all of the issued share capital of the Company. The Company has not issued any other shares or securities and there are no outstanding options, promises, subscription, exchange, redemption or conversion rights, warrants or other written agreements providing for the issuance by the Company of shares or other securities. None of the securities issued by the Company are listed on any stock exchange or registered on any unlisted market.

(f)	The Company does not own, directly or indirectly, any equity interest or voting rights in any Entity other than the Subsidiary.

(g)	All the material corporate operations implemented by the Company since its incorporation have been validly authorized and executed, in compliance with applicable Laws and its Organizational Documents.

10.3	THE SUBSIDIARY
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:

(a)
The Subsidiary is duly organized and validly incorporated under the Laws of France, and has all requisite corporate power and authority to own its assets and conduct its business as now being conducted. The statements in Preamble E are true and correct.

(b)
The Seller has made available to the Buyer accurate and complete copies of the Organizational Documents of the Subsidiary, as amended to the date of this Agreement. The Subsidiary is not in violation of any term of its Organizational Documents, as amended to the date of this Agreement.

(c)
The Subsidiary is not insolvent (en état de cessation de paiements) nor subject to any bankruptcy or insolvency proceedings under any applicable Laws and there is no obligation to initiate such proceedings.

(d)
All the shares of the Subsidiary have been fully paid up and validly issued. All the shares of the Subsidiary have equal voting rights and each such share entitles its holder to dividends in proportion to the percentage of share capital it represents. The Subsidiary has not issued any preferred shares.

(e)
All the shares issued by the Subsidiary are validly owned by the Company and are free and clear of any Lien. The shares issued by the Subsidiary and owned by the Company represent all of the issued share capital of the Subsidiary.

(f)
There are no outstanding options, promises, subscription, exchange, redemption or conversion rights, warrants or other written agreements providing for the issuance by the Subsidiary of shares or other securities. None of the securities issued by the Subsidiary are listed on any stock exchange or registered on any unlisted market.

(g)	The Subsidiary does not own, directly or indirectly, any equity interest or voting rights in another Entity.

(h)	All the material corporate operations implemented by the Company since its incorporation have been validly authorized and executed, in compliance with applicable Laws and its Organizational Documents.

10.4	ACCOUNTING MATTERS

(a)	The Annual Accounts of each Group Company:

(i)	have been prepared in accordance with the Accounting Principles of such Group Company;

(ii)
are accurate (régulier), complete and sincere (sincères) and present a true and fair view of the assets, financial situation and result of operations of such Group Company, in compliance with article L. 123-14 of the French Commercial Code for the Company and any equivalent provisions of applicable laws for the other Group Companies, as of the date and for the period covered thereby; and

(iii)
have been certified without qualification or reserve by the statutory auditors of such Group Company and have been approved by its shareholder(s) without qualification or modification in accordance with applicable Laws and such Group Company's by-laws.

(b)
All books of account, ledgers and financial records are in all material respects (i) up to date and contain complete and accurate details of the business activities of the Group Companies and of all matters to be recorded under applicable Law and applicable Accounting Principles, (ii) have been properly kept and completed by each Group Company as required by applicable Law and are under the control of the Group, and (iii) have been maintained in all material respects in accordance with applicable Law requirements on a proper and consistent basis. No written notice or allegation by its statutory auditor or French Government Authority that any books and records are incorrect or should be rectified, in each case in any material respect, has been received by any of the Group Companies. Except as disclosed in Schedule 10.4, none of the Group Companies has granted, or agreed to grant, any currently in effect off-balance sheet commitment, and in particular has not granted or entered into any currently in effect:

(i)	guarantee undertaking in favor of a third party such as guarantee (caution ou aval), a comfort letter or a “convention de ducroire”;

(ii)	undertaking relating to financial products or derivatives (including options, swaps, hedges, futures, caps or collars) the settlement of which is at a date in the future,

(iii)
undertaking for deferred or conditional payment, including payments of an additional or revised price, or payments pursuant to warranties given in connection with the acquisition or transfer of an asset (including Liens on properties);

(iv)	undertaking in respect of pensions, additional retirement payments and any similar indemnities granted to their employees.

(c)
As of the Reference Date, none of the Group Companies has any liabilities, whether accrued or contingent, except (i) as disclosed in the Annual Accounts (including the notes and as regards the off-balance sheet liabilities), and (ii) under any contractual liabilities incurred in the ordinary course of business which are not required to be recorded on a balance sheet according to Accounting Principles.

(d)
The receivables recorded in the Annual Accounts are entered into in the ordinary course of business. Such receivables represent valid legal obligations of the debtors and are recorded in the Annual Accounts in accordance with the Accounting Principles. Except for the Permitted Liens, the receivables are free and clear from all Liens.

(e)
For the avoidance of doubt, the Buyer acknowledges that the representations and warranties contained in this Clause 10.4 are the only representations and warranties of the Seller with respect to the Annual Accounts and no representation is made as to a garantie d'actif et de passif in respect of the Annual Accounts in addition to such representations and warranties.

10.5	MATERIAL CONTRACTS

(a)
Except for the agreements and commitments listed in Schedule 10.5(a) (collectively, "Material Contracts"), at the Signing Date, the Group Companies are not party to any of the following written or to the Knowledge of the Seller, oral agreements or commitments currently in force:

(i)
loan and credit agreements, or other agreements or instruments evidencing financial indebtedness for borrowed money of any of the Group Companies in excess of EUR 100,000, excluding overdraft agreements and vehicle lease agreements, but including financial leases, factoring agreements, asset-backed security transactions or agreements relating to swaps, futures, options or other financial derivatives, or the guarantee by any Group Company of such financial indebtedness of any Person or the guarantee of such financial indebtedness of any Group Company by any Person;

(ii)
agreements securing, individually, financial indebtedness for borrowed money owed to Third Parties (other than any Group Company) Companies in excess of EUR 100,000, such as pledges, guarantees, securities or letters of comfort extended by any of the Group Companies to any third party, including its direct or indirect shareholders (other than any Group Company);

(iii)	agreements relating to the acquisition or sale of interests in other Entities, businesses or real estate;

(iv)
agreements under which any of the Group Companies is a (a) lessee of or holds or operates any tangible personal property where the Group Companies have annual obligations in the aggregate of more than EUR 100,000, or (b) lessor of any Third Party to hold, operate or occupy any property owned or controlled by any of the Group Companies, where the Group Companies have annual obligations in the aggregate of more than EUR 100,000;

(v)	agreements relating to joint ventures, strategic alliances or the joint development of products or services;

(vi)
agreements relating to the ownership of, investment in or loan or advance to any Person, including investments in joint ventures and minority equity investments (but excluding agreements relating to Group Companies as well as ordinary course advances to employees);

(vii)	agreements with suppliers which provide for minimum purchase obligations of the Group Companies;

(viii)
framework agreements with customers which provide for minimum production or delivery obligations of the relevant Group Company in terms of overall volume in Euro in each of the financial calendar years ending on 31 December 2016 and 31 December 2017, respectively, in excess of EUR 300,000.

(ix)
agreements imposing any restriction on the right or ability of the Group Companies to (a) compete with any person in the industries or business lines in which the Group Companies are active; (b) sell any product or other asset, or perform any services anywhere in the world; or (c) acquire any product or other asset or any services from any Person; and

(x)	any material agreement with any Governmental Authority.

(b)
The Seller has provided the Buyer with complete copies of each Material Contract to the extent that such contracts are formalized by written agreements. To the Knowledge of the Seller, all Material Contracts have been validly entered into. None of the Group Companies nor, to the Knowledge of the Seller, at the Signing Date any other party to such Material Contract, are in material breach of such Material Contracts and as of the Signing Date none of the Group Companies have received written notice of a material modification or of the termination or of the intention to materially modify or to terminate any of the Material Contracts. The consummation of the transactions contemplated under the Agreement does not accelerate or trigger any payment obligation or termination rights of the contractual counterparty under the Material Contracts.

10.6	INTELLECTUAL PROPERTY; BUSINESS SYSTEM

(a)
Schedule 10.6(a)(i) contains a list of all the registered Intellectual Property Rights, which are material to its Business as currently conducted, owned (the "Owned Listed IPR") or in-licensed by each Group Company (the "Licensed Listed IPR") (the Owned Listed IPR and Licensed Listed IPR, hereafter the "Listed IPR"). To the Knowledge of the Seller, at the Signing Date and at the Closing Date, the Listed IPR (i) together with the technology and services to be provided under the TSA, comprise all of the material Intellectual Property Rights necessary for the conduct of the Business as conducted at the Signing Date and (ii) are valid, enforceable and subsisting. Except as set forth in Schedule 10.6(a)(ii), as of the Signing Date and as of the Closing Date, the Company or the Subsidiary (i) appears as the owner of all of the Owned Listed IPR on all relevant intellectual property registers, and (ii) have paid all registration fees, filed all renewal applications and have taken all other actions necessary to validly maintain the registration for the Owned Listed IPR, provided that if and to the extent not all registration fees have been paid, not all renewal applications been filed and/or not all other actions necessary to validly maintain the registrations for the Owned IPR been taken, the Seller undertakes to take all such measures by the Closing Date. It is agreed for the avoidance of doubt that if such omissions have not been rectified by the Closing Date, they shall have no effect on the consummation of the Sale on the Closing Date, without prejudice however to the right of the Buyer to Claim, as the case may be.

(b)
To the Knowledge of the Seller, and at the Signing Date and at the Closing Date (i) the Group Companies are the exclusive legal and beneficial owner of the Owned Listed IPR, free and clear of any encumbrances, (ii) the Group Companies have the necessary rights to use the Licensed Listed IPR, and (iii) the Owned Listed IPR are not subject to any licenses except for non-exclusive licenses granted in the ordinary course of business.

(c)
At the Signing Date and at the Closing Date, the Group Companies are free to use the in-licensed trademark "Misco" on a royalty-free basis in the jurisdictions set forth in Schedule 10.6(c) until the expiry of a period of two years as of the Closing Date pursuant to the trademark license agreement executed on 24 March 2017 with HUK 78 Limited.

(d)
At the Signing Date, to the Knowledge of Seller, there is no pending litigation against and no written notice of any Third Party to any Group Company challenging its ownership or validity of the Owned Listed IPR.

(e)
To the Knowledge of the Seller, the Group Companies are not infringing any valid and enforceable Intellectual Property Rights of any Third Party. At the Signing Date, none of the Group Companies has been notified in writing of any such infringement. To the Knowledge of the Seller, at the Signing Date no Third Party is infringing the Owned Listed IPR and to the Knowledge of the Seller, at the Signing Date no Third Party is infringing the Licensed Listed IPR in a manner that would adversely impact the conduct of the Business as it is currently conducted.

(f)
As of the Signing Date and as of the Closing Date the computer systems, including software of the Group Companies (collectively, the "Business Systems") (together with the technology and services to be provided under the TSA) are sufficient for the current needs of the Group Companies and the conduct of the Business as it is currently conducted. To the Knowledge of the Seller, (i) there are no announced or pending audits, claims or other proceedings relating to the licenses granted to the Group Companies on third-party software used for the conduct of the Business as currently conducted and (ii) the Group Companies (as supplemented by the TSA) have purchased a sufficient number of licenses for all such third-party software. The Group Companies have in place commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities to protect the Business as currently conducted. In the last thirty-six (36) months, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

10.7	REAL PROPERTY

(a)	As of the Signing Date and as of the Closing Date the Group Companies do not own any real property.

(b)
As of the Signing Date and as of the Closing Date, Schedule 10.7(b) contains a true and correct list of the real property used or occupied by the Group Companies pursuant to a lease agreement, including the Roissy Lease Agreement (as amended as the case may be) from a Third Party, including the Seller or any member of the Seller's Group (the "Leases"). The Seller has provided the Buyer with complete copies of the lease agreements for the Leases and a draft of the Roissy Lease Agreement.

(c)
There are no material disputes with respect to the Leases. To the Knowledge of the Seller, none of the Group Companies has received any notice or correspondence regarding the termination of the Leases.

(d)
As of the Signing Date and as of the Closing Date, no real property other than the real property listed in Schedule 10.7(b) is currently necessary for any of the Group Companies to conduct its business as currently conducted.

10.8	EMPLOYMENT

(a)	Schedule 10.8(a) contains, as of the date of this Agreement: a list of all corporate officers (mandataires sociaux) of the Group Companies and the number of employees of each Group Company.

(b)
To the Knowledge of the Seller, none of the Group Companies has undertaken to make any increase in the rates of remuneration other than in the ordinary course of business or in a manner consistent with past practices or as imposed by Laws, collective bargaining agreements or agreements and complete copies of such agreements to the extent that such agreements have been formalized by written agreements, have been provided to the Buyer and to the Knowledge of the Seller, there exist no oral agreements providing for any of the above measures. None of the Group Companies has undertaken to grant a material bonus to any of its Key Employees or its representatives as a result of the completion of the Sale. Notwithstanding the foregoing, the Seller Guarantor has entered into the Systemax Agreements with certain members of the Group Companies management as set forth in Schedule 10.8(b),

(c)
None of the Group Companies has received from any current corporate officers (mandataires sociaux) or Key Employee any written notice of his/her decision to terminate his/her agreement with the relevant Group Company.

(d)
As of the Signing Date and as of the Closing Date, except as set forth in Schedule 10.8(d), there are no collective bargaining agreements in effect which apply to any of the Group Companies. To the Knowledge of the Seller, there is no Key Employee who is entitled upon termination of his/her agreement with any Group Company to the payment of an amount exceeding that provided by Law or by the applicable collective bargaining agreement.

(e)
Except as set forth in Schedule 12, and other than routine human resources disputes, controversies or claims in the ordinary course, there are no pending material labour litigation, arbitration, or grievance proceedings involving any Group Company and any of its present or former employees.

(f)
As of the Signing Date and as of the Closing Date, except as set forth in Schedule 10.8(b), none of the Group Companies have any retirement, profit sharing, growth sharing, company savings plan, retirement bonus, stock purchase or stock options plans, or any other similar agreement for the benefit of their respective employees (collectively, "Employee Benefit Plans"), other than compulsory requirements resulting from applicable Laws or collective bargaining agreements. As of the Signing Date and as of the Closing Date, each Employee Benefit Plan has been established and operated for the past 5 years in accordance with its terms and in all material respects with applicable Law. To the Knowledge of Seller all required contributions under any Employee Benefit Plans as well as contributions to statutory benefit schemes, unemployment insurance, workers compensation benefits or sick pay required under applicable Law have been paid in the past 5 years have been duly and timely paid for all current employees on the payroll of each Group Company or adequate reserves have been made.

(g)
There are no material labour work slowdown, lockout, stoppage, picketing or strike pending, or to the Knowledge of the Seller, threatened between a Group Company, on the one hand, and any employee, on the other hand, and there have been no such material labour events at any time during the past two (2) years that lasted more than 48 hours. To the Knowledge of the Seller, for the past 3 years, the Group Companies and the conduct of the Business are and have been in compliance in all material respects with provisions of applicable statutory employment and social security Laws and all other applicable mandatory regulations regarding the protection of employees and/or individuals engaged by the Group Companies.

10.9	TAX MATTERS
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:

(a)
All Group Companies have timely filed with all relevant Governmental Authority all Tax returns required to be filed (which Tax returns are true, correct and accurate) at such time prior to the date hereof.

(b)
For the past five (5) years and the current year, all Taxes required to be paid by any Group Company for any periods up to the Reference Date have been either paid, or are reflected as a liability or reserved against in the Annual Accounts of the relevant Group Company, in accordance with the Accounting Principles. The Tax base and the amount of any past, or present Tax liability of each Group Company have been determined in compliance in all material respects with all applicable Tax Laws and to the Knowledge of the Seller are not subject to any adjustment or reassessment.

(c)
For the past five (5) years and the current year, each Group Company has duly complied with its material obligations in terms of establishing and keeping records for the time period prescribed by Law. To the Knowledge of the Seller, no Group Company benefits from any favorable Tax treatment depending on undertakings of the Group Companies which will continue to bind the relevant Group Companies after the Closing Date.

(d)
Except as set forth in Schedule 10.9(d), to the Knowledge of the Seller, there are no currently announced or pending audits, claims or other proceedings relating to the assessment or collection of Taxes for which any Group Company may be liable which has been notified in writing to such Group Company by any Governmental Authority.

(e)
Any and all consequences resulting from the termination of the consolidated tax group (groupe d'intégration fiscale) between the Company and the Subsidiary shall be borne exclusively by the Buyer, to the exclusion of consequences resulting from intragroup transactions that are not reflected in Tax returns filed by the consolidated tax group formed by the Group Companies prior to the Closing Date and that may be revealed or identified after this date.

10.10	INSURANCE

(a)
Schedule 10.10(a) contains a list of the material insurance policies maintained by the Group Companies as of the Signing Date and that shall remain in full force and effect until the Closing Date ("Insurance Policies"). The Insurance Policies provide sufficient insurance coverage for each Group Company against such risks and to such extent as is usual for prudent companies operating a business comparable to the business of the relevant Group Company. Except as disclosed in Schedule 10.10(a), no individual or group of related claims exceeding in each case the amount of EUR 100,000 have been made by any Group Company under the Insurance Policies in the last three (3) years preceding the Signing Date.

(b)	As of the Signing Date and as of the Closing Date, all premiums due with respect to the Insurance Policies have been paid.

10.11	LITIGATION
Except as set forth in Schedule 12, at the Signing Date, there is no judicial, administrative or arbitral proceeding pending, or to the Knowledge of Seller threatened in writing, against any of the Group Companies which if determined adversely with respect to such Group Company, would result, in the case of such a proceeding with a Group Company as a defendant, in a liability or other detriments in an amount exceeding EUR 150,000.00 excluding costs and fees, in each single case, or involving any form of non-monetary or injunctive relief. None of the Group Companies (i) is subject to any judgement, decree or injunction, in each case to the extent served upon any of the Group Companies at the Signing Date, or (ii) plans to initiate any litigation.

10.12	INTERIM PERIOD - MANAGEMENT

(a)	From the Reference Date through the date of the Agreement, neither the Group Companies nor the Seller with regard to the Group Companies has, other than as provided in Schedule 10.12:

(i)	transferred any of its shares;

(ii)	increased or decreased its share capital for cash consideration or otherwise, or made any amendment to its by-laws (including its statuts);

(iii)
declared or paid a dividend or an (interim) dividend or made any other payment to the benefit of the Seller’s Group other than on the basis of arm's length agreements true and correct copies of which have been provided to the Buyer;

(iv)	approved a winding-up, merger, split-up, contribution or sale of its business as a whole or of any of its divisions ("branche d'activité");

(v)	disposed of any asset for a price greater than fifty thousand (50,000) Euros, otherwise than the sale of products in the ordinary course of business and consistent with past practice;

(vi)	incurred any financial indebtedness for borrowed money;

(vii)	incurred any liabilities other than in the ordinary course of business;

(viii)
pledged its business ("nantissement sur fonds de commerce") or created any other Lien over any of its assets that is material to any of the Group Companies other than in the ordinary course of business and consistent with past practice;

(ix)
dismissed any Key Employee, entered into any collective bargaining agreement or increased any remuneration of any of its employees, corporate officers or Key Employees other than in the ordinary course and consistent with past practice;

(x)	made any acquisition or disposal of a business outside the ordinary course of business and consistent with past practice;

(xi)	entered into any material amendment or the termination of any agreement which would fall in the categories listed in Clause 10.5(a) (Material Contracts);

(xii)	cancelled or waived any claims or rights other than in the ordinary course of business and consistent with past practise;

(xiii)
made any material individual capital expenditure exceeding an amount of 75,000 Euros or an amount of 250,000 Euros in aggregate, in each case in the ordinary course of business and consistent with past practise;

(xiv)	entered into any written binding commitment to do any of the above.

(b)
It is however specified that the above mentioned restrictions do not apply to any of the transactions required by any applicable Laws or required by any contractual obligations of the Seller or any Group Company in the ordinary course of the business.

10.13	COMPLIANCE AND PERMITS
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:

(a)
None of the Group Companies, nor to the Knowledge of Seller any of their respective officers, directors or employees or any agents or third-party representatives acting on behalf of any of the Group Companies (i) have made, paid or received any unlawful or otherwise improper payments or gifts within the meaning of applicable anti-corruption laws in the last five (5) years; or (ii) are currently, or have been in the last five (5) years, in violation of, or subject to any administrative or criminal investigation regarding alleged infringements of, applicable Anti-Corruption Laws. "Anti-Corruption Laws" shall mean all anti-corruption and anti-bribery Laws, including, without limitation, the anti-corruption and anti-bribery Laws under the French Penal Code and the U.S. Foreign Corrupt Practices Act.

(b)
At the Signing Date, none of the Group Companies, nor to the Knowledge of Seller any of their respective officers, directors or employees, or to the Knowledge of the Sellers any agents or third-party representatives acting on behalf of any of the Group Companies, are currently, or have been in the last three (3) years: (i) an individual or entity that is the subject or target of applicable economic or financial sanctions laws, measures or embargoes administered or enforced by the United States, the U.N. Security Council, the European Union, France or any other EU Member State (together, "Sanctions Laws" and such individual or entity subject to Sanctions Laws, a "Sanctioned Person"); (ii) organized, resident or located in country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (a "Sanctioned Country"); and (iii) operating in or conducting business with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws. The Group Companies conduct the Business in compliance, in all material respects with applicable Sanctions Laws.

(c)
The Group Companies are, and have been during the last three (3) years preceding the Signing Date, in possession of all material governmental approvals, licenses and permits which are required to operate the Business ("Permits") other than any the absence of which would not have a material adverse effect on the Group. All such Permits are, and have been during the last three (3) years preceding the Signing Date, with regard to the relevant Group Company valid and in full force and effect, and the Business has been conducted materially in accordance with such Permits, except in each case where the non-compliance with the Permits does not have a material adverse effect on the Group. At the Signing Date no written indications of a withdrawal, revocation, material restriction or subsequent material alteration of the Permits have been received by any of the Group Companies.

(d)	The Group Companies have implemented all actions required to comply with the GDPR other than any actions the failure of which to take would not have a material adverse effect on the Group.

10.14	TRANSACTION RELATED FEES
The Seller represents and warrants to the Buyer as of the Signing Date and the Closing Date as follows:
In connection with this Agreement, the preparation and consummation of the transactions contemplated under this Agreement or otherwise in connection with the transactions contemplated under this Agreement:

(a)
none of the Group Companies has paid or has any obligation to pay any brokerage, finder's or other fee, commission or other amount to any accountant, lawyer, financial or tax advisor, investment banker, broker, finder, agent or advisor, in each case in connection with the transactions contemplated hereby, all of which are obligations of Seller or Seller Guarantor; and

(b)
none of the Seller nor an Affiliate of the Seller, none of the Group Companies and, to Knowledge of the Seller, no Person has paid or has any obligation to pay any bonus or similar payment to any managing director, employee, representative or other member of corporate bodies of the Group Companies other than the Systemax Agreements.

10.15	SUBSIDIES
None of the Group Companies have during the last four (4) years preceding the Signing Date been granted any public grants, allowances, aids or other subsidies.

10.16	ASSETS
As at the Signing Date, each Group Company has good and marketable title to, or a valid leasehold interest in, all of the assets, tangible or intangible, that are used in or necessary to the conduct of the Business, in each case free and clear of any Liens other than Permitted Liens. Each such asset has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to normal wear and tear).

10.17	CORRECTNESS OF SELLER'S DUE DILIGENCE REPORT
With regard to the Seller's Due Diligence Report,

(a)	to the Knowledge of the Seller, it is not aware of any factual inaccuracies with the Seller's Due Diligence Report;

(b)	to the Knowledge of the Seller, opinions and representations which have been attributed to persons referred to in the Seller's Due Diligence Report are properly attributed to those persons; and

(c)
to the Knowledge of the Seller, there is no material fact or information which have been omitted from the Seller's Due Diligence Report which may cause the view it gives of the Company to be not materially misleading.

10.18	EXCLUSIVE REPRESENTATIONS AND WARRANTIES

(a)
The representations and warranties contained in this Clause 10 or elsewhere in the Agreement are the sole representations and warranties granted by the Seller in connection with the Sale, excluding any other representation or warranty, whether express or implied, oral or written.

(b)	The representations and warranties contained in this Clause 10 or elsewhere in the Agreement are granted to the Buyer personally, to the exclusion of any entity that it may substitute for itself.

11.	INDEMNIFICATION BY THE SELLER

11.1	INDEMNIFICATION

(a)
Subject to the provisions contained herein (and including specifically Clause 11.10(a)), from and after the Closing Date, the Seller hereby agrees to indemnify the Buyer (or, at the Buyer’s election, the Group Companies) from and against any Loss resulting from any inaccuracy of any representation or warranty made by such Seller under Clause 10 and from any breach by the Seller of any of its covenants contained in the Agreement (together with a Tax Indemnification, an "Indemnification").

(b)
The Seller shall indemnify and hold harmless the Buyer, any Affiliate of the Buyer and/or the Group Companies for any Loss (with respect to (ii) below including any Tax) by way of specific indemnity resulting from (i) any Tax assessment carried out by the Governmental Authorities having a cause or origin in an event which occurred prior to the Closing Date and/or (ii) the Systemax Agreements (collectively, the "Tax Indemnification"). For the purpose of calculation of a Tax Indemnification, the "Loss" shall include any increase in the profit sharing participation resulting from such Tax assessment.

The Tax Indemnification (i) shall not be subject to the limitations set forth in Clause 11.4(a) and (b), and (ii) shall not be limited or excluded by the Disclosed Information (and for the avoidance of doubt, including the Seller's Due Diligence Report). The Seller's liability under the Tax Indemnification shall in any event be limited to the aggregate amount of the Purchase Price.
In the event that the Group Companies receive a payment notice from the Governmental Authorities, the Seller shall pay the Tax Indemnification within ten (10) Business Days as from the date of receipt of (i) the payment notice from the Governmental Authorities, if such notice is not subject to any objections by the Group Companies or (ii) on the date of an enforceable decision against the Group Companies if such notice has been disputed by the Group Companies.
The Buyer undertakes to dispute the payment notice from the Governmental Authorities and to defend the tax position taken by the Group Companies in good faith and in accordance with Clause 11.6.

(c)
For the avoidance of doubt, the Parties expressly acknowledge and agree that for the purpose of calculating an Indemnification, there will be no double counting of any items which have been taken into account in the determination of the Purchase Price in accordance with Clause 3.1, but not in the Enterprise Value. In particular, the Parties expressly acknowledge and agree that, for the purpose of calculating a Tax Indemnification, there will be no double counting of the estimated 2018 income Tax prepayments made by the Seller prior to the Closing Date.

11.2	CALCULATION OF AN INDEMNIFICATION

(a)	In calculating the amount of an Indemnification relating to a Loss, the following amounts shall be deducted:

(i)	any Tax saving or benefit relating to such Loss actually available to the Buyer or any Group Company (including any Tax reduction, credit or loss carry-back or carry-forward);

(ii)
any valid Tax reimbursement received by any Group Company after the Closing Date, insofar as said Taxes had been paid by the Group Company prior to the Closing Date, except where such valid Tax reimbursement has been already accounted for by the Group Companies prior to the Closing Date;

(iii)
the Buyer or any Group Company have received or have a respective valid, fully enforceable and collectible claim for repayment, reimbursement or indemnification against a Third Party in relation to such Loss, including under any insurance policy of any of the Group Companies in force until the Closing Date;

(iv)	any other monetary gain or monetary benefit (including the reduction or discharge of any liability) accruing to the Buyer or any Group Company from the matter giving rise to such Loss;

(v)
if and to the extent taken into account when calculating the Purchase Price (but, for the avoidance of doubt, not in the calculation of the Enterprise Value), any saving accruing to any Group Company and arising from any specific provision or specific reserve that had originally been recorded in the Annual Accounts of any of the Group Companies and that has proven to be excessive or unnecessary after the Closing Date or arising from the settlement of a liability for an amount lower that its book value as set forth in the relevant Annual Accounts or the sale of an asset for an amount higher than its book value as set forth in the relevant Annual Accounts.

(b)
The Buyer hereby undertakes to promptly inform, and to cause the Group Companies to promptly inform, the Seller of the occurrence of any element which may be taken into consideration for purposes of Clause 11.2(a). The Seller shall only pay an Indemnification to the Buyer for the net amount of any Loss calculated after deduction of the items referred to in Clause 11.2(a).

(c)
For the sake of clarity, in calculating the amount of an Indemnification, there shall not be taken into consideration any price/earnings ratio or any other similar multiplier or valuation factor which would be, or would have been implicit, in the negotiation of the setting of the Purchase Price.

(d)
If, at the election of the Buyer, any Indemnification is made to any Group Company and such Indemnification is subject to Tax, then the Seller shall pay to the relevant Group Company an additional amount that will ensure that after having taken into account such Tax, the relevant Group Company shall be left with a sum equal to the amount that the relevant Group Company would otherwise have received if such payment had not been subject to Tax.

11.3	EXCLUSIONS

(a)	The Seller shall have no obligation to pay an Indemnification under the Agreement in respect of any Loss which shall occur or be increased as a result of:

(i)	any action of any member of the Seller’s Group or any of the Group Companies made pursuant to the Agreement, or otherwise, at the request in writing or with the approval in writing of the Buyer;

(ii)
any action or omission (if and to the extent the Buyer or any Affiliate of the Buyer has a duty to act in relation to such omission) of the Buyer or any Affiliate of the Buyer (including the Group Companies), that has occurred after the Closing Date;

(iii)	the entry into force of, or any change in, after the Closing Date, any Law, or any practice of any Governmental Authority, even if such entry into force or change has a retroactive effect;

(iv)
a Tax reassessment the only effect of which would be to shift the income or expense of one financial year to another, or a value added tax charge for the Group Companies, except for the amount of any penalty, late payment interest or fine resulting from the reassessment;

(v)	a change in the valuation of fixed assets in the Annual Accounts of any Group Companies, except if such change results from the non-existence of such fixed assets;

(vi)	any change in the valuation rules or accounting or Tax policies or practices of any of the Group Companies after the Closing Date.

(b)
For the avoidance of doubt, it is specified that no Claim shall be served upon the Seller more than once on account of the breach of any of the representations, warranties or covenants of the Seller hereunder including if a Loss results from a breach or inaccuracy of more than one of the representations, warranties or covenants of the Seller hereunder.

11.4	LIMITATIONS

(a)
The Buyer shall be entitled to receive an Indemnification from the Seller from and against any Loss resulting from any inaccuracy of any representation or warranty made by such Seller under Clause 10, only to the extent that the amount for which the Seller may be held liable under the Agreement, after application of the provisions of this Clause 11, exceeds:

(i)
in respect of any single Claim, an individual amount of fifty thousand (50,000) Euros, it being specified that a series of Losses arising from common origins shall be aggregated and treated as a single Loss;

(ii)
in the aggregate, in respect of all Claims for which the Buyer is entitled to receive an Indemnification under Clause 11 and the paragraph above, a cumulative threshold of an amount greater than seven hundred fifty thousand (750,000) Euros (such amount being construed as a threshold, the Seller being only liable to indemnify the Buyer when such threshold is reached and then not only for the amount of the Indemnification which is in excess of such threshold, but from the first Euro).

The limitations of this Clause 11.4(a) shall not apply to Buyer's Claims for (i) breaches of the Fundamental Representations, (ii) breaches of Seller's representations and warranties contained in Clauses 10.9 and 10.14, (iii) Claims for specific performance of primary obligations under the Agreement, (iv) Claims for breaches of Pre-Closing Covenants set forth in Clause 5.1 (Management up to the Closing Date), (v) claims under Clause 11.1(b) (Tax Indemnification), and (vi) Claims arising as a result of wilful misconduct or fraud (the claims referred to in this paragraph of Clause 11.4(a) collectively the "Exempted Claims").

(b)
Except for Exempted Claims, the amount of Indemnification for which the Seller may be liable under the Agreement shall be limited to 30% of the Purchase Price (the "Cap"). The Seller's aggregate liability under the Agreement, including under Exempted Claims (except for claims arising as a result of wilful misconduct or fraud), shall in any event be limited to an aggregate maximum amount of 100% of the Purchase Price.

(c)
The payment of an Indemnification provided for in this Clause 11 shall be the exclusive remedy of the Buyer in respect of any inaccuracy or breach of representation, warranty or covenant of the Seller herein and more generally in respect of any claim relating to the Sale, save the case of fraud or wilful misconduct (dol). To the fullest extent permitted by applicable Law, the Buyer hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code.

11.5	CLAIM NOTICES

(a)
In the event that the Buyer estimates in good faith that it has a claim to receive an Indemnification from the Seller under this Clause 11 (a "Claim"), then the Buyer shall send to the Seller a written notice (a "Claim Notice") which shall specify:

(i)	which of the Buyer or any of the Group Companies has paid or suffered, the Loss in respect of which the Claim is brought;

(ii)	the good faith estimated amount of the Loss and of the Indemnification claimed if and to the extent reasonably possible at the time of specifying the good faith estimate;

(iii)	the nature of the misrepresentation or breach of warranty or covenant resulting in such Loss;

(iv)
and, if and to the extent available to the Buyer, such other available supporting evidence as may reasonably be required to assess the merits of the Claim and the computation of the Indemnification or estimate of such Loss.

(b)
For the avoidance of doubt, the Buyer acknowledges and agrees that it shall send to the Seller a Claim Notice in the event of any Claim including those resulting from a Loss which does not exceed the individual and global thresholds set forth in Clause 11.4(a)(i) and (ii).

(c)	The Claim Notice shall be sent by the Buyer to the Seller:

(i)
if the Claim arises in connection with any claims, verifications or judicial or administrative proceedings by any Third Party (a "Third Party Claim"), within twenty (20) Business Days of receipt by the Buyer or the relevant Group Company of actual notice of such Third Party Claim or, if required by the circumstances (e.g.; in the case of emergency proceedings or when a response to notification must be given within a time period in order to avoid a forfeiture of rights), within an adequate shorter period to enable the Seller to answer in a timely fashion and exercise its rights hereunder;

(ii)	for any other Claims, no later than twenty (20) Business Days after the Buyer or the relevant Group Company first becomes aware of all relevant facts upon which the Claim against the Seller is based.

(d)
Failure by the Buyer to comply with the provisions of Clause 11.5(a) or Clause 11.5(c) will not release the Seller from its obligations hereunder except that any payment made hereunder shall be reduced by the amount of Loss resulting from such failure.

(e)	Any Claim shall be deemed rejected by the Seller unless it notifies the Buyer in writing of its acceptance of such Claim within twenty (20) Business Days as from receipt of the Claim Notice.

(f)
If the Seller rejects a Claim, either expressly or tacitly in accordance with Clause 11.5(e), then the Seller and the Buyer shall attempt in good faith to reach an agreement with respect to the validity of such Claim and the amount of the corresponding Indemnification. If no such agreement can be reached after good faith negotiations within a period of thirty (30) Business Days following the expiration of the twenty (20) Business Days-period referred to in Clause 11.5(e), then the dispute shall be settled in accordance with the provisions of Clause 20.

11.6	CLAIMS INVOLVING THIRD PARTIES

(a)	With respect to any Third Party Claim, the Seller may decide:

(i)
subject to Seller's acknowledgement set forth in paragraph (b) below, to have exclusive conduct of such Third Party Claim, in which case the Seller shall adequately take into account the legitimate business interests of the Buyer and the Group Companies, acting reasonably, and the Buyer shall take (and shall cause the relevant Group Company to take) such actions as the Seller shall consider reasonably necessary or appropriate under the circumstances to defend such Third Party Claim, ensuring that the Buyer or the relevant Group Company shall, if and to the extent legally permissible:

(A)	grant to the Seller all necessary powers to represent the Buyer or the relevant Group Company in connection with such Third Party Claim;

(B)	furnish to the Seller all necessary information and documentation concerning the Buyer or the relevant Group Company and such Third Party Claim;

(C)	follow any reasonable instructions of the Seller issued in connection with the defence of such Third Party Claim; and

(D)	refrain from taking any action likely to jeopardize or interfere with the defence of such Third Party Claim, or

(ii)	that the Buyer shall have the conduct of the Third Party Claim, in which case:

(A)
the Seller shall be entitled to participate, with the assistance of any counsel of its choice, the costs and expenses of such counsel to be paid by the Seller, in the negotiations and the defence of the Buyer or of the relevant Group Company’s interests,

(B)	any reasonable recommendation made by the Seller in the course of the proceedings shall be duly considered and taken into account by the Buyer;

(C)
the Buyer can only be entitled to indemnification following receipt by the Seller of a notice evidencing that the amount of the Third Party Claim is being due and payable (x) as a result of an immediately enforceable decision or a final judgment not subject to appeal or (y) as a result of the execution of a settlement agreement provided that the Buyer has obtained the prior consent of the Seller (which consent shall not be unreasonably withheld or delayed).

(b)
The conduct of the defence of a Third Party Claim by the Seller, but not its participation to the defence of a Third Party Claim, shall be deemed to constitute an admission by the Seller of its liability to pay an Indemnification to the Buyer in respect of any Loss resulting from such Third Party Claim, as the case may be.

(c)	The Seller shall not be entitled to take over the conduct of any Third Party Claim that could reasonably be expected to have a material adverse effect on the Group.

(d)
If the Buyer has not received a notification from the Seller indicating its intention to conduct or to participate to the defence of the Third Party Claim within twenty (20) Business Days of the receipt by the Seller of the corresponding Claim Notice, the Seller shall be deemed to have waived its right to conduct and to participate to the defence of such Third Party Claim.

(e)
In any event, the Seller shall have the right to conclude any solely monetary settlement or make any monetary voluntary payment with respect to any Third Party Claim without the prior consent of the Buyer, provided that such settlement does not impose any payment obligations of a Group Company, the Buyer or an Affiliate of the Buyer unless such payment obligation is fully and unconditionally remedied by the Seller, any materially adverse condition, restriction or limitation on the operations of Buyer or any of the Group Companies.

(f)
Should the Buyer or any relevant Group Company not allow the Seller to participate to the defence against a Third Party Claim or otherwise violate any of the provisions of this Clause 11.6, the Buyer shall not be entitled to indemnification by the Seller in respect of any Loss resulting from such Third Party Claim if the Seller is prejudiced thereby.

(g)
The costs and expenses incurred by the Buyer and the Group Companies in defending such Third Party Claim constitute a Loss of the Buyer which shall be compensated by the Seller under the Agreement if and to the extent the Third Party Claim relates to a breach of any of the representations and warranties or covenants under the Agreement. The costs and expenses incurred by the Seller in connection with any defence against a Third Party Claim shall be borne by the Seller to the extent that the Third Party Claim relates to a breach of any of the representations and warranties or covenants under the Agreement and by the Buyer to the extent that no breach of any of the representations and warranties or covenants under the Agreement was involved.

11.7	DUTY TO MITIGATE

(a)
The Buyer shall, and shall cause the Group Companies to take all necessary steps to avoid or mitigate any Loss, including prosecuting diligently and in good faith any claim that it or any of the Group Companies may have to receive indemnification or any other recovery (including insurance proceeds) from any Third Party. The Buyer shall keep the Seller regularly informed of all such efforts.

(b)
Whenever the Buyer is entitled to recover any amounts which could be or has been the subject of a Claim hereunder, the Buyer shall diligently take, or cause the relevant Group Company to take all actions required, to be taken by the Buyer or the relevant Group Company to enforce its rights to recovery against the relevant Third Party and thereby adequately take into account the legitimate business interests of the Buyer and the Group Companies, acting reasonably. The Buyer shall promptly inform the Seller as to the steps taken in relation thereto.

11.8	COOPERATION

(a)	In connection with any Third Party Claim, the Buyer shall, and shall cause the Group Companies to:

(i)	allow the Seller and its advisors to investigate the actions, facts or events alleged to give rise to a Third Party Claim and whether and to what extent any amount is payable in respect thereof;

(ii)
give to the Seller and its advisors, reasonable access (including the right to take copies and staff assistance) during normal business hours, to all such Records as the Seller and its advisors may reasonably request with respect to a Third Party Claim, it being specified that the Seller hereby agrees to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.

(b)
From and after the delivery of a Claim Notice, in the event that any corresponding Loss is susceptible to remedy, the Buyer shall allow and shall cause the Group Companies to allow the Seller an opportunity to implement such remedy within a reasonable period the duration of which shall be set by the Buyer and the Seller acting in good faith.

11.9	PAYMENT
Any Indemnification due under this Clause 11 shall be paid by the Seller to the Buyer within fifteen (15) Business Days as from the date of receipt by the Buyer of the written acceptance of the Claim by the Seller accordance with Clause 11.5(e), or in the event of a disagreement between the Parties, on the date of an enforceable decision rendered in accordance with Clause 20 in respect of such disagreement between the Parties.

11.10	RELEASE

(a)	The Seller shall be released from its obligations to indemnify the Buyer for any Loss resulting from any facts or circumstances contained in the Disclosed Information as of the Signing Date.

(b)
At the latest five (5) Business Days prior to the Closing Date, the Seller may deliver to the Buyer a supplement or update to the Disclosed Information, which shall be exclusively stored in a Data Room folder designated as “update to the Disclosed Information” related to any breach or update as of the Closing Date by the Group Companies or the Seller of any of the Seller's representations and warranties as disclosed as at the Signing Date (the “Updated Disclosed Information”) except in case of fraud.

(c)
Any Updated Disclosed Information shall not impact any rights that the Buyer may otherwise have to make a Claim or benefit from any indemnification in respect of such matters contained in the Updated Disclosed Information, it being specified for the avoidance of doubt, that Clause 11 shall apply mutatis mutandis to such Claim, in particular with respect to the exclusions and limitations set forth in Clauses 11.3 and 11.4, and it being further specified for the avoidance of doubt, that any Updated Disclosed Information shall solely have the purpose to avoid that the Seller gives an inaccurate representation or warranty as of the Closing Date and the Buyer shall have the right to be indemnified by the Seller pursuant and subject to the provisions of the Agreement with respect to such Updated Disclosed Information.

(d)
In any event, the Updated Disclosure Information shall have no impact on the consummation of the Sale and the transactions contemplated by this Agreement, that shall remain valid and enforceable, if the Conditions Precedent and the Closing Actions are satisfied except in case of fraud.

11.11	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

(a)	All representations and warranties and indemnification obligations of the Seller shall survive the Closing and shall continue to be in full force and effect:

(i)
unless otherwise specified in (ii) and (iii) below, with regard to Claims for a breach of Seller's representations and warranties, after the expiry of a period of eighteen (18) months from the Closing Date;

(ii)	with regard to Claims for a breach of Seller's representations and warranties contained in the Fundamental Representations, after the expiry of five (5) years from the Closing Date;

(iii)
with regard to claims for a breach of Seller's representations and warranties contained in Clause 10.9 and with regard to claims made in relation to any Tax Indemnification, after the expiry of three (3) months after the expiry of applicable statute of limitation.

(b)
The expiration of any such representation and warranty or indemnification obligations, however, shall not affect any Claim if a Claim Notice thereof has been given to the Seller in accordance with the provisions of Clause 11.5 prior to such termination. However any such Claim shall terminate and be null and void unless the Buyer has commenced the proceedings set forth in Clause 20(b) with respect to such Claim within six (6) months following the end of the respective period mentioned in Clause 11.11(a).

12.	EMPLOYMENT LAW DISPUTES

(a)	The Subsidiary is a defendant under various employment law related disputes as further detailed in Schedule 12(a) (collectively, "Employment Disputes").

(b)
The Seller shall indemnify and hold harmless the Buyer and the relevant Group Company in an amount equal to 50% of the aggregate amount due from the Buyer and/or the relevant Group Company in respect of any and all claims, damages, payment obligations and other detriments (including costs and expenses of external advisors to be paid by a Group Company as well as costs and expenses of any court or other Governmental Authority if and to the extent to be paid by a Group Company) in connection with the Employment Disputes but only with respect to the portion of the total amount so due from Buyer and/or Group Companies which is in excess of the provisions which have been made by a Group Company in the Annual Accounts for the Employment Disputes as set forth in Schedule 12(b). The Buyer may demand from the Seller that the amount which is subject to the indemnity in this Clause 12(b) is paid directly to the respective Group Company.

(c)
The Parties agree that the indemnification obligations of the Seller pursuant to this Clause 12 shall not be subject to the limitations in Clause 11.4 except for the Cap which shall apply mutatis mutandis in accordance with Clause 11.4(b).

(d)
The Parties agree that the indemnification obligations of the Seller pursuant to this Clause 12 shall not (i) be limited or excluded by the Disclosed Information, and (ii) be excluded by any reserves, if any, having been made in the Annual Accounts or in any other financial statements of any of the Group Companies for any or all of the claims underlying the Employment Disputes except as and to the extent set forth in Clause 12 (b).

(e)	The Seller shall have the right to conduct the defence with respect to the Employment Disputes in accordance with Clause 11.6(a)(i) which will apply mutatis mutandis.

(f)	The Parties expressly acknowledge and agree that the provisions of Clauses 11.7 to 11.9 will apply mutatis mutandis to the Employment Disputes.

(g)
Any claims under or in connection with this Clause 12 shall continue to be in full force and effect for a period of five (5) years from the Closing Date and shall in no case expire before the relevant claims under the Employment Disputes have become time-barred plus a period of three months.

13.	CONFIDENTIALITY

(a)
The confidentiality agreement entered into between the Buyer and the Seller on January 29, 2018 (the "Confidentiality Agreement"), shall remain in full force up to the Closing Date whereupon it shall terminate and be replaced with the terms of this Agreement, it being agreed that should the Closing not take place, it shall remain in force until its contractual termination date.

(b)	Pending Closing, the Buyer and the Buyer's Guarantor agree that they shall not disclose to any Third Party, any information relating to any Group Company, except:

(i)	as required for the purpose of fulfilling the Conditions Precedent;

(ii)
to allow either Party and the Guarantors to comply with any legal requirement to make any announcement (including in annual financial statements and in other statements to be made during the financial year) or to provide information to any Governmental Authority or to any of its labour representatives or committees;

(iii)	to their advisors and statutory auditors;

(iv)	with the express prior written approval of the Seller.

(c)
Besides, pending Closing, no publicity, public announcement, press release, or disclosure regarding the Agreement or the transactions contemplated herein shall be made without the prior written consent of the other Party on the time, form and content of such public announcement, release or disclosure, which consent shall not be unreasonably withheld or delayed (the "Official Announcement").

(d)
For a period of three (3) months after the Official Announcement, the Parties shall be entitled to make additional press releases regarding the transaction which press releases (i) shall only be made after the Official Announcement, (ii) shall be consistent with the Official Announcement and (iii) shall be provided in advance of the publication to the respective other Party for its review and comments and the Party which wishes to make a press release shall in good faith take into account the comments, if any, of the other Party.

(e)
Following the expiration of the 3-month period from the Closing Date, each Party may disclose information relating to the Sale, provided that such information does not mention any disparaging terms relating to the other Party.

(f)
The Parties shall consult with each other concerning the means and content by which the Group Companies' employees, customers, and suppliers and others having dealings with the Group Companies, as well as the general public, stock exchanges and regulatory agencies having jurisdiction over the Seller Guarantor or the Buyer Guarantor, shall be informed of the Agreement. Notwithstanding the generality of the foregoing sentence, the Buyer's Guarantor shall be entitled to make all such disclosures about the transaction and the Agreement as strictly required under IFRS.

(g)
If the Closing does not take place, the Buyer shall, upon the Seller's request, return to the Seller or (at the Seller's sole option) destroy all written Disclosed Information, unless such information is publicly available.

14.	STANDSTILL
Without the Buyer’s or the Seller’s consent, as applicable, the Buyer and the Seller shall not, and shall cause their respective “affiliates” (as defined in Rule 12b-2 under the Exchange Act), provided, however, that "affiliates" shall not comprise direct or indirect shareholders of the Buyer's Guarantor, not to, for a period of one (1) year from the date of this Agreement:

(a)
purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any securities of the Buyer or the Seller, as applicable, or any direct or indirect rights or options to acquire any such securities or any securities convertible into such securities (collectively, “Securities”);

(b)
seek or propose, alone or in concert with others, to control or influence in any manner the management, the board of directors or the policies of the Buyer or the Seller, as applicable, including, but not limited to, a proposal pursuant to Rule 14a-8;

(c)
make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Exchange Act and the regulations thereunder) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the other party or any of its subsidiaries;

(d)	form, join, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act);

(e)
make any proposal or any statement regarding any proposal, whether written or oral, to the board of directors of the Buyer or the Seller, as applicable, or any director or officer of the Buyer or the Seller, as applicable, or otherwise make any public announcement or proposal whatsoever with respect to any other transaction or proposed transaction between the parties, any of the Seller’s or the Buyer’s security holders, as applicable, or any of their respective affiliates, including, without limitation, any acquisition, tender or exchange offer, merger, sale of assets or securities, or other business combination, unless (a) the Buyer’s or the Seller’s board of directors, as applicable, or their respective designated Representatives shall have requested in advance the submission of such proposal, (b) such proposal is directed to Buyer’s or the Seller’s board of directors, as applicable, or their respective designated representatives, and (c) any public announcement with respect to such proposal is approved in advance by Buyer’s or the Seller’s board of directors, as applicable; or

(f)	providing financing (including guarantees), in whole or in part, to any person with respect to the matters in clauses (a) to (e) above.

15.	NOTICES

(a)
Any demand, notice or communication under the Agreement (a "Notice") shall be in writing, drafted in English or in French and delivered by hand with acknowledgement of receipt, sent by registered post with acknowledgement of receipt, by e-mail (provided that in respect of e-mail transmission the recipient shall have acknowledged receipt of such e-mail transmission), by facsimile transmission (provided that in respect of facsimile transmission the recipient has not notified the sender within 24 hours that all or part of the document is illegible) or notified by a bailiff ("huissier de justice") or by any means provided that the acknowledgment of receipt can be proved:

(i)	in the case of the Buyer to:
Bechtle E-Commerce Holding AG
Address:    Bechtle Platz 1, D-74172 Neckarsulm, Germany
Email:    juergen.schaefer@bechtle.com
Attn:     Mr. Jürgen Schäfer
with a copy to:
CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Address:    Schoettlestrasse 8, D-70597 Stuttgart (Germany)
Fax:     +49 711 9764-96367
Email:    tobias.schneider@cms-hs.com
Attn:     Dr. Tobias Schneider

(ii)	in the case of the Seller to:
Systemax Inc.
General director of Systemax Netherlands BV
Address:    11 Harbor Park Drive, Port Washington, NY 11050 (United States of America)
Email:    tclark@systemax.com
Attn:     Mr. Thomas Clarke
with a copy to:
Systemax Inc.
Address:    11 Harbor Park Drive, Port Washington, NY 11050 (United States of America)
Email:    elerner@systemax.com
Attn:     Eric Lerner

(iii)	If Notice is to be given to the Seller's Guarantor:
Systemax Inc.
Address:    11 Harbor Park Drive, Port Washington, NY 11050 (United States of America)
Email:    tclark@systemax.com
Attn:     Mr. Thomas Clarke
with a copy to:
Systemax Inc.
Address:    11 Harbor Park Drive, Port Washington, NY 11050 (United States of America)
Email:    elerner@systemax.com
Attn:     Eric Lerner

(iv)	If Notice is to be given to the Buyer's Guarantor:
Bechtle AG.
Address:    Bechtle Platz 1, D-74172 Neckarsulm, Germany
Fax:     +49 7132 981-84294
Email:    thomas.olemotz@bechtle.com / karl-heinz.kramer@bechtle.com
Attn:     Dr. Thomas Olemotz and Dr. Karl-Heinz Kramer
with a copy to:
CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB
Address:    Schoettlestrasse 8, D-70597 Stuttgart, Germany
Fax:     +49 711 9764-96367
Email:    tobias.schneider@cms-hs.com
Attn:     Dr. Tobias Schneider

(b)	All such demand, notice or communication shall be deemed to have been served as follows:

(i)	if delivered by hand, on the date of delivery to the recipient (as evidenced by the acknowledgment of receipt);

(ii)	if sent by registered post with the acknowledgment of receipt, on the date of delivery to the recipient or on the date of first presentation (as evidenced by the acknowledgment of receipt);

(iii)	if sent by e-mail, on the date of the acknowledgment by the recipient of such e-mail transmission;

(iv)	if sent by facsimile transmission, on the date of the transmission (unless the recipient has notified the sender within 24 hours that all or part of the document is illegible).

16.	SUBSTITUTION - ASSIGNMENT

(a)
The Buyer may not assign, directly or indirectly, the benefit of any provision of the Agreement (including, the right to indemnification as provided for in Clause 11) to any other Person without the prior written consent of the Seller.

(b)	The Seller may not assign, directly or indirectly, the benefit of any provision of the Agreement to any other Person without the prior written consent of the Buyer.

(c)
Notwithstanding the above, the rights and obligations of the Parties and the Guarantors under the Agreement shall not be affected by any restructuring operations within the Seller's Group or the Buyer's group, as the case may be, after the Closing Date (including by way of a merger, contribution, split, dissolution, change of legal form or other transaction).

(d)
The Buyer acknowledges and agrees that, in the event of a direct or indirect change of control of the Buyer or any of the Group Companies, all the obligations of the Seller under the Agreement shall automatically terminate in respect of the Buyer or Group Company concerned.

(e)
Subject to any provisions for the contrary expressly mentioned above, nothing expressed or referred to in the Agreement will be construed to give any Person other than the Parties any right, remedy or claim under or with respect to the Agreement or any provision of the Agreement.

17.	GUARANTEE

(a)
The Seller's Guarantor and the Buyer's Guarantor shall cause respectively the Seller and the Buyer to duly and timely perform their payment obligations under the Agreement and irrevocably and unconditionally guarantee respectively the Seller and the Buyer of the performance of all their payment obligations under the Agreement (the "Guaranteed Obligations"). The Seller's Guarantor undertakes, should the Seller fail to satisfy the Guaranteed Obligations, to irrevocably and unconditionally pay to the Buyer all amounts owed to the Buyer and not paid by the Seller. The Buyer's Guarantor undertakes, should the Buyer fail to satisfy the Guaranteed Obligations, to irrevocably and unconditionally pay to the Seller all amounts owed to the Seller and not paid by the Buyer. The Guarantees provided hereunder are guarantees of payment, and not of collection.

(b)
The payment of the Guaranteed Obligations by the Guarantors shall be made once that the delays to do such due payments have expired within twenty (20) Business Days from the receipt of a formal written request to pay (mise en demeure de payer) (a "Demand for Guarantee").

(c)
A Demand for Guarantee shall only be valid if (i) it describes the relevant Guaranteed Obligations to which the Demand for Guarantee relates, their amount and the details for calculating such amount, (ii) certifies that the said Guaranteed Obligations have not been performed on their due date for performance (after the expiry of any applicable cure period or amicable resolution period under the Agreement) and (iii) contains a copy of a notice sent to the Seller or the Buyer, as the case may be, under the Agreement requiring performance of the relevant Guaranteed Obligations and remaining without effect.

(d)
This guarantee by the Guarantors shall expire and shall have no further effect (and no Demand for Guarantee may be made for any reason whatsoever) from the earlier of the date falling on the fifth (5th ) anniversary of the Closing Date (the "Expiry Date") or the date on which all the Guaranteed Obligations have been paid or discharged in full (for the avoidance of doubt if some of the Guaranteed Obligations are disputed under Clause 20 at the time of the Expiry Date, the guarantee shall be extended until the dispute is settled).

(e)
The Guarantors hereby certify that they are not engaged in any proceedings which might have an effect on their capacity or ability to perform their obligations under this guarantee and to the best of their knowledge no such proceedings have been threatened or are pending against them.

(f)
The Guarantors hereby agree that this guarantee may not, either directly or indirectly, be assigned, delegated, transferred by operations of law or transferred, in whole or in part, by the Guarantors without the prior written consent of the Buyer with respect to the Buyer's Guarantor or the Seller with respect to the Seller's Guarantor and any assignment without such consent shall be null and void.

18.	TAXES - OTHER COSTS AND EXPENSES

(a)	Any transfer duty (droits d'enregistrement) that may become payable as a result of the signing of the Agreement or the transfer of the Shares to the Buyer shall be borne by the Buyer exclusively.

(b)
The Buyer shall take all necessary steps to fulfil any and all formalities relating thereto on a timely-basis, in order to ensure that the liability of the Seller may not be sought with respect to any amount due under Clause 18(a). The Buyer irrevocably undertakes to indemnify the Seller upon first request from any and all losses, penalties, advisory fees or other damages that they may suffer as a result of the breach by the Buyer of its obligations under this Clause 18.

(c)	The Buyer shall provide the Seller with evidence of the payment of any such taxes or levies without undue delay upon request of the Seller in writing.

(d)
Whether or not the transactions contemplated by the Agreement are consummated and except as may otherwise be specifically provided herein, each Party shall bear its own costs and expenses, including fees of legal and other counsel, incurred in connection with the negotiation, preparation, execution and implementation of the Agreement and the consummation of the transactions contemplated hereby.

19.	MISCELLANEOUS

19.1	FORMER DIRECTORS OF THE GROUP COMPANIES

(a)
In the event of claim by either the Buyer or any of the Group Companies against any of the Persons set forth in Clause 6.2(d)(v) for any of the reasons set forth in Clause 6.2(d)(v), the Buyer shall indemnify and hold any such Persons set forth in Clause 6.2(d)(v) harmless against the consequences of any such claim or liability subject to the limitations set forth in Clause 6.2(d)(v).

(b)
The Buyer shall also procure that the publication formalities relating to the resignations of the mandataire social, director or officer of the Group Companies having occurred on the Closing Date be carried out as soon as possible after the Closing Date.

19.2	CALCULATION OF TIME PERIODS

(a)
The provisions of Articles 640 to 642 of the French Code of Civil Procedure shall be applied to calculate any period of time under the Agreement, provided that the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein.

(b)	Time shall be of the essence as regards the performance by each Party of all of its obligations under the Agreement.

19.3	AMENDMENT - WAIVER

(a)	No terms of the Agreement may be altered, modified, amended or supplemented or terminated except by an instrument in writing duly signed by all Parties.

(b)
A waiver of any term, provision or condition of, or consent granted under the Agreement shall be effective only if given in writing and signed by the waiving or consenting Party, and then only in the instance and for the purpose for which it is given.

(c)
No failure or delay on the part of any Party in exercising any right under the Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right except as specifically set forth herein.

(d)	No breach by any Party of any provision of the Agreement shall be waived or discharged except with the express written consent of the other Parties.

19.4	INVALIDITY – ENTIRE AGREEMENT

(a)
If any term or provision herein is held to be void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of the other provisions of the Agreement shall not be affected or impaired thereby. In such case the Parties shall negotiate in good faith a lawful substitute provision to replace the void, unenforceability, invalid, illegal or inapplicable provision or term that shall be consistent with the intent and object of the original provision.

(b)
The Agreement (including the Schedules hereto and the documents referred to herein (including for the avoidance of doubt the Confidentiality Agreement)) constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

19.5	ABSENCE OF RENEGOTIATION
The Parties and the Guarantors expressly agree all risks arising from, or originating from, or related to the performance of this Agreement including notably the fact that the performance of the Agreement may be excessively onerous for them in the event of a change of unforeseeable circumstances as of the Signing Date. Therefore, the Parties and the Guarantors hereby undertake, each as far as it is concerned (and, when appropriate, ensure compliance with this obligation, each as far as it is concerned, by their respective Affiliates), not to exercise their right to ask the renegotiation of the Agreement (including by way of legal proceedings) pursuant to the provisions of Article 1195 of the French Civil Code.

19.6	SPECIFIC PERFORMANCE
The Parties and the Guarantors acknowledge and agree that, in accordance with articles 1217 and 1221 of the French Civil Code, in case of breach by a Party of any of its obligations herein, the non-defaulting Party may seek specific performance (exécution forcée), without prejudice to the right to claim for damages. In addition, as an exception to the provisions of article 1221 of the French Civil Code, each Party and each Guarantor acknowledges that the non-defaulting party is entitled to seek for the specific performance of the Agreement, even if it would result in a manifest disproportion (disproportion manifeste) between its cost for the debtor of the concerned obligation and the benefit for the complaining party.

20.	GOVERNING LAW - DISPUTES

(a)	The Agreement and any contractual or non-contractual obligation arising out of or in connection with the Agreement shall be governed by, and construed in accordance with, French law.

(b)
All disputes arising out of or in connection with the Agreement (including without limitation with respect to the existence, validity, performance, termination and interpretation of the Agreement and any non-contractual obligation arising out of or in connection with the Agreement) shall be finally settled under the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall consist of three arbitrators appointed in accordance with the ICC Rules provided that the third arbitrator who acts as chairman of the arbitral tribunal shall be nominated by the two co-arbitrators, upon consultation of the Parties, for confirmation by the ICC Court, within 30 days from the confirmation or appointment of the co-arbitrators. The place of arbitration shall be Paris. The language of arbitration shall be English.

[SIGNATURE PAGE FOLLOWS]

Signed on below in Paris, France, on the date specified above, in four (4) originals.

Systemax Netherlands BV

/s/ Thomas Clark            /s/ Remko van Roekel
______________________________ ______________________________
By: Thomas Clark            By: Remko van Roekel
Its: Managing Director A        Its: Managing Director B

Systemax Inc.

/s/ Eric Lerner
______________________________
By: Eric Lerner
Its: Senior Vice President & Secretary

The Buyer Bechtle E-Commerce Holding AG /s/ Jürgen Schäfer ___________________________ By: Mr. Jürgen Schäfer	The Buyer's Guarantor Bechtle AG /s/ Thomas Olemotz ___________________________ By: Dr. Thomas Olemotz